Exhibit 10.4

$50,000,000 TERM LOAN

LOAN AGREEMENT

among

FH Partners LLC as Borrower,

and

BANK OF AMERICA, N.A.

as Agent and as a Lender

and

The Other Lenders Now or Hereafter Parties Hereto

Dated as of December 19, 2011

TABLE OF CONTENTS

Preliminary Statement

1.	GENERAL DEFINITIONS		1

	1.1.	Defined Terms	1
	1.2.	Accounting and Other Terms	24
	1.3.	Certain Matters of Construction	24

2.	CREDIT FACILITY		25

	2.1.	The Loan	25
	2.2.	Term of Loan; Extension Right	26
	2.3.	Conditions to Extending Loan	26
	2.4.	Manner of Borrowing	27

3.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT		27

	3.1.	Conditions Precedent	27
	3.2.	Conditions Subsequent	30
	3.3.	Additional Conditions Subsequent	31

4.	INTEREST, PRINCIPAL REPAYMENT AND FEES		31

	4.1.	Interest	31
	4.2.	Principal Repayment	33
	4.3.	Intentionally Omitted	35
	4.4.
	4.4.	Cost Protection	35
	4.5.	Term of Agreement	37
	4.6.	Special Libor Loan Provisions	37
	4.7.	Loan Fees	37

5.	CASH FLOW DISTRIBUTIONS AND OPERATIONAL ISSUES		39

	5.1.	Net Cash Flow	39
	5.2.	Excess Net Cash Flow	39
	5.3.	If any Default Exists	39
	5.4.	Operational Issues and Operating Reserve	39

6.	COLLATERAL: GENERAL TERMS		43

	6.1.	Security Interest in Personal Property	43

	6.2.	Lien on REO Properties	44
	6.3.	Insurance of Collateral	45
	6.4.	Audits	45
	6.5.	Release of Assets	46
	6.6.	Termination of Security Interests	47

7.	REPRESENTATIONS AND WARRANTIES		48

	7.1.	General Representations and Warranties	48
	7.2.	Reaffirmation and Survival of Representations	52

8.	COVENANTS AND CONTINUING AGREEMENTS		52

	8.1.	Affirmative Covenants	52
	8.2.	Negative Covenants	62

9.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON DEFAULT		65

	9.1.	Events of Default	65
	9.2.	Remedies	70
	9.3.	Security Interest and Set-Off	72
	9.4	Remedies Cumulative; No Waiver	73

10.	DEBT SERVICE COVERAGE RATIO AND CASH RESERVE ACCOUNT		73

	10.1	Debt Service Coverage Ratio and Cash Reserve Account	73

11.	THE AGENT AND THE LENDERS		75

	11.1	Rights, Duties and Immunities of the Agent	75
	11.2	Lenders’ Pro Rata Shares	80
	11.3	Respecting Loans and Payments	80

12.	ASSIGNMENT AND PARTICAPTION PROVISIONS AND CERTAIN ADMINISTRATIVE MATTERS		83

	12.1.	Assignment and Participation Provisions	83
	12.2.	Certain Administrative Matters	88
	12.3.	Certain Lender Representations	89

13.	MISCELLANEOUS		89

	13.1.	Power of Attorney	89
	13.2.	Amendments	90
	13.3.	Costs and Expenses	90
	13.4.	Indulgences Not Waivers	91

13.5.	Severability	92
13.6.	Cumulative Effect: Conflict of Terms	92
13.7.	Execution in Counterparts	92
13.8.	Notices	92
13.9.	Agent’s or Lenders’ Consent	93
13.10.	Time of Essence	94
13.11.	Entire Agreement	94
13.12.	Interpretation; Integration	94
13.13.	No Preservation or Marshaling	94
13.14.	Governing Law; Consent to Forum	94
13.15.	Waivers by Borrower	95
13.16.	JURY TRIAL WAIVER	96
13.17.	DTPA Waiver	96
13.18.	Oral Agreements Ineffective	97
13.19.	Limitations on Claims Against Agent and Lenders	97
13.20.	Obligations Absolute	97
13,21,	Successors and Assigns	98
13.22.	Limitations on Recourse	98
13.23.	Non-Covered Entities	98
13.24.	USA Patriot Act Notice	98

SIGNATURES

EXHIBITS:

EXHIBIT A	-	Allocated Loan Amounts

EXHIBIT A-1	—	Collateral Codes and Discount Factors

EXHIBIT B	-	New BOS Loan Documents

EXHIBIT C	-	Ownership Interests, Authorized Representatives and Taxpayer Identification Numbers

EXHIBIT D	-	Request for Disbursement From Owner Collection Account

EXHIBIT E	-	Lenders’ Pro Rata Shares And Agent’s And Lenders’
Notice Addresses And Wire Transfer Instructions

EXHIBIT F	-	Form of Substitution Agreement

EXHIBIT G	-	Form of Compliance Certificate

EXHIBIT H	-	Form of Release Request

EXHIBIT I	-	Additional Conditions Subsequent

EXHIBIT J	-	Schedule of Excluded Assets

EXHIBIT K	-	Schedule of Excluded Pledged Notes

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of the 19th day of December, 2011, by and among (a) FH Partners LLC, a Texas limited liability company having a principal place of business at 6400 Imperial Drive, P.O. Box 8216, Waco, Texas 76712 (“Borrower”), (b) BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States having an address at 111 Westminster Street, Suite 1200, Mail Stop: RI1-102-12-06, Providence, Rhode Island 02903 (hereinafter sometimes referred to as “Agent” and sometimes as “Bank of America”) as a Lender and in its capacity as Agent for itself and for each of the other Lenders who now or hereafter become parties to this Agreement pursuant to the terms of Section 12 hereof, and (c) all such Lenders.

PRELIMINARY STATEMENT

Borrower is the owner of a portfolio of 592 Assets” (as hereinafter defined) and more particularly identified on Exhibit A attached hereto and incorporated herein by reference.  Borrower has requested that Lenders provide Borrower with senior debt financing for the refinance of the Assets (as hereinafter defined) and Lenders, subject to the terms and conditions set forth below, have severally agreed to provide such financing in accordance with this Agreement.  Borrower hereby warrants and represents to Agent and to Lenders (a) that Borrower is the current owner and holder of all Collateral Loans (as hereinafter defined), (b) that all REO Properties (as hereinafter defined) are and will be owned by the “REO Affiliates” (as hereinafter defined) and (c) that all Collateral Loans (including REO Notes) are listed in Exhibit A attached hereto and incorporated herein.

SECTION 1.  GENERAL DEFINITIONS

1.1                                  Defined Terms.  When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

AAC Agreement - that certain Assignment, Assumption and Consent Agreement of even date herewith by and among Borrower, Bank of America, in its capacity as Depository Bank, and Agent governing disbursements out of the Owner Collection Account, as such Agreement may hereafter be amended or supplemented from time to time together with any replacement or substitution therefor.

Account Debtor - the “borrower” (or other “obligor”) under each of the Collateral Loans, including each REO Affiliate.

Additional Conditions Subsequent — as defined in Section 3.3.

Advance Documents - as defined in Section 2.4.3.

A.M. - a time from and including 12 o’clock midnight to and excluding 12 o’clock noon on any day using Providence, Rhode Island time.

Affidavit of Lost Note - as to any Pledged Note which has been lost, an affidavit executed by a seller, a prior owner or other holder of such Pledged Note or by Borrower certifying that such Pledged Note has been lost and that such Pledged Note remains in full force and effect and an outstanding obligation of the Account Debtor thereunder and attaching thereto a copy of such lost Pledged Note, if a copy is available, or if no copy is available other evidence of the indebtedness and obligation of the Account Debtor that is evidenced thereby.

Affiliate - of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first-mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding 35% or more of any class of voting stock, partnership interests or limited liability company membership interests of such first-mentioned Person or (b) any Person of which such first-mentioned Person owns or holds 35% or more of any class of voting stock, partnership interests or limited liability company membership interests.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, partnership interests or limited liability company membership interests, or by contract or otherwise.

Agent - means Bank of America or any other Person which is at the time in question serving as the agent under the terms of Section 11 hereof and the other Loan Documents.

Agreement - as defined in the Preamble.

Allocated Loan Amount - with respect to each Asset, the “Allocated Loan Amount” for such Asset as set forth on Exhibit A attached hereto and incorporated herein by reference.

Approved Operating Reserve Budget -  As defined in Section 5.4.4.

Assets - collectively, each and every Collateral Loan and each and every REO Property, including, without limitation, the Collateral Loans set forth on Exhibit A attached hereto and incorporated herein by reference.

Asset File - As defined in the Custodial Agreement.

Assignment — as to each Collateral Loan, a separate assignment of even date herewith from the Borrower to Agent in such form and content as Agent may reasonably require in its sole discretion, whereby Borrower assigns all Liens securing payment of such Collateral Loan and all material documents evidencing, securing or executed or delivered in connection with such Collateral Loan to Agent for the benefit of the Lenders.

Authorized Representatives - as defined in Section 7.1.19 and listed on Exhibit C.

Bank of America — as defined in the Preamble.

Banking Day - shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

Bankruptcy Code - the United States Bankruptcy Code, 11 U.S.C. _01, et seq., as the same now exists or may hereafter be amended.

Bankruptcy Remote Entity — as to the Borrower, such terms shall mean that the Borrower (i) is a single purpose entity which owns no assets other than (a) the Assets, (b) related assets and (c) its ownership interests in REO Affiliates, and (d) the Excluded Assets and (ii) has no Indebtedness and in the future will not incur any Indebtedness other than Indebtedness that is expressly permitted pursuant to the terms of Section 8.2.3 of this Agreement.  As to each REO Affiliate, such term means that such REO Affiliate (i) is a single purpose entity which owns no assets other than (a) its respective REO Properties and (b) related assets and ownership interests in other REO Affiliates and (ii) has no Indebtedness and in the future will not incur any Indebtedness other than Indebtedness arising under its REO Notes and REO Security Documents.

BBA LIBOR — as defined in the definition of BBA LIBOR Daily Floating Rate.

BBA LIBOR Daily Floating Rate - a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

Borrower — as defined in the Preamble.

BOS — collectively, Bank of Scotland PLC and its affiliate, BOS (USA) Inc.

Business Assets - accounts receivable, inventory, general intangibles, equipment,

furniture and other personal property which were pledged/given as security for a Business Loan (i.e., all assets securing a Collateral Loan other than real estate).

Business Day - every day other than Saturday, Sunday and any other day which is a legal holiday under the laws of the State of Rhode Island or is a day on which banking institutions in Rhode Island are required or authorized to close.

Business Loan - each and every loan (or interest therein) which is secured by Liens on Business Assets and which is now or at any time hereafter owned by Borrower.

Calculation Date — such day as may be selected by Agent during the two (2) week period prior to the last Business Day of each May, August, November and February during the term of the Loan.

Calculation Period - the one (1) calendar quarter period immediately preceding the calendar month in which a Calculation Date falls (e.g. the Calculation Period with respect to the Calculation Date in each May shall be the period commencing on the preceding January 1 and ending on the preceding March 31).

Capitalized Lease Obligations - all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

Cash Collateral - all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any Affiliate of Agent or any Lender (including without limitation any Affiliate of Bank of America Corporation and its successors and assigns) or in transit to any of them; which term includes, without limitation, all funds now or hereafter deposited in the Owner Collection Account, the Cash Reserve Account and the Operating Account and any cash collateral pledged to Agent pursuant to any provision of this Agreement or any of the other Loan Documents.

Cash Reserve Account — an interest-bearing account which Borrower is required to establish with Agent, as Depository Bank, prior to the first date that any funds are required to be deposited in such account pursuant to the terms of this Agreement, which account shall be (a) funded and disbursed in accordance with Section 10.1 of this Agreement and (b) pledged and assigned to Agent as additional security for the payment, performance and observance of the Obligations.

CERCLA - the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. 9601, et seq.), as amended from time to time, which for purposes of this definition shall include, without limitation, the Superfund Amendments and Reauthorization Act.

Closing Date - the date of this Agreement, as shown on page 1 hereof.

Code - the Uniform Commercial Code as adopted and in force in the State of Rhode Island, as from time to time in effect.

Collateral - All presently owned or hereafter acquired or existing property of the Borrower, except for the Excluded Assets which are not part of the Collateral, as follows:

(i)             All Goods, Equipment, Inventory, Accounts, Instruments, Documents, Chattel Paper, General Intangibles, Payment Intangibles, Fixtures and other personal property;

(ii)            All “Pledged Loan Documents” consisting of:

(a)  All promissory notes (together with all Affidavits of Lost Note), bonds, other Instruments, Chattel Paper and Participation Interests owned or acquired by Borrower, including, without limitation, the promissory notes evidencing the Collateral Loans (including all REO Notes), and any renewals, modifications and extensions thereof and all promissory notes, Instruments, Chattel Paper and other property delivered in substitution therefor (collectively, the “Pledged Notes”) (the Pledged Notes specifically include each of the Excluded Pledged Notes); and

(b)  All security agreements, mortgages, deeds of trust, assignments of rents or leases, UCC-1 Financing Statements and REO Security Documents which secure the payment of the Pledged Notes, whether or not such documents have been recorded or filed with the appropriate records of land evidence or other filing offices applicable to the real or personal property (as the case may be) covered thereby (collectively, the “Pledged Security Documents”); and

(c)  All guaranties, bonds, title or hazard insurance policies (together with the proceeds thereof) commitments, leases, letters of credit, and other agreements now existing or hereafter arising that provide collateral security or financial or other support for the payment of the Pledged Notes (collectively, the “Other Pledged Documents”);

All of which Pledged Notes, Pledged Security Documents and Other Pledged Documents are hereinafter collectively called the “Pledged Loan Documents”;

(iii)           All money, bank accounts and deposits in the name of or for the benefit of the Borrower, whether or not evidenced by any certificates of deposit, passbooks or other documents; all money, deposits, funds and balances from time to time in any bank accounts or deposits maintained by Borrower with Agent or any Lender, whether Agent or such Lender maintains such bank accounts or deposits as agent, escrow holder, custodian or otherwise or for its own account, including, without limitation, the Cash Reserve Account, the Operating Account and the Owner Collection Account; all Instruments or Items now or hereafter submitted as deposits or additions to any bank accounts and deposits described herein; and all revenues, income, interest, dividends, issues and profits added to, earned or accrued on any bank accounts and deposits described herein;

(iv)           All contract and other rights of the Borrower pursuant to the Pledged Notes or the other Pledged Loan Documents, the Lock-Box Agreement, the Custodial Agreement and the Services Agreement, including, without limitation, all claims and causes of action arising from or pertaining to such contract rights;

(v)            All Judgments;

(vi)           All land, improvements, fixtures and other interests in real estate and leases thereof, including without limitation, all REO Properties;

(vii)          All books and records describing, used in connection with or pertaining to any of the property described in paragraphs (i) through (vii) hereof including, without limitation, all credit files, correspondence, computer programs, printouts, tapes and other records (collectively referred to as the “Books and Records”); and

(viii)         All accessions to, substitutions for, replacements of, products of and Proceeds of any of the Collateral described in paragraphs (i) through (viii) hereof including, without limitation, all Non-Cash Proceeds (whether in the form of personal property, real property or interests therein), Cash Proceeds, investments of Collateral or Proceeds thereof, and the revenues, income, interest, dividends, issues and profits thereof.

As used herein, the term Goods, Equipment, Inventory, Accounts, Chattel Paper, Instruments, Documents, General Intangibles, Payment Intangibles, Fixtures, Proceeds, Cash Proceeds and Non-Cash Proceeds shall have the respective meanings assigned to them in Chapter 9 of the Code and the term Items has the meaning assigned to it in Chapter 4 of the Code.

Collateral Loan - each now existing or hereafter arising Business Loan and Real Estate Loan and each and every other loan (or interest therein) now or at any time hereafter owned by Borrower.

Collateral Loan Documents - all promissory notes evidencing Collateral Loans (including all REO Notes), all mortgages, deeds of trust, security agreements, guarantees and other documents securing Collateral Loans (including all REO Security Documents) and all loan agreements and other documents executed by Account Debtors in connection with Collateral Loans.

Collateral Loan Pool - the entire pool of (i.e., all) Collateral Loans (which may from time to time include real and personal property that has been foreclosed upon).

Collateral Loans Report - as defined in Section 8.1.12.

Commitment - the obligation of Lenders to lend to Borrower under this Agreement, on a several and not on a joint basis, an aggregate principal amount not to exceed Fifty Million and 00/100 Dollars ($50,000,000.00).

Commitment Fee — as defined in Section 4.7.1.

Compliance Certificate - as defined in Section 8.1.10.

Contract Rate - the interest rate(s) applicable to the Loan as determined in accordance with Section 4.1 below, which interest rate(s) shall be (i) the Libor Rate or (ii) subject to the limitations set forth in Section 4.1.1 (b), Effective Prime.

Custodial Agreement - that certain Custodial Agreement by and among Custodian, Borrower, Agent, Servicer and BOS whereby Custodian agrees to act as bailee for the documents evidencing certain of the Collateral Loans, as such Custodial Agreement may hereafter be amended or supplemented from time to time, together with any replacement or substitution therefor.

Custodian — U.S. Bank National Association, in its capacity as custodian under the Custodial Agreement.

Debt Service Coverage Interest Rate - an interest rate equal to the greater of (a) the Libor Rate in effect on the Calculation Date in question or (b) a rate of 7.0% per annum, or (c) a rate 2.75% in excess of the Debt Service Coverage Treasury Rate in effect on the Calculation Date in question.

Debt Service Coverage Net Cash Flow - an amount equal to four (4) times the sum of the combined Performing Net Cash Flows for the Calculation Period immediately preceding the Calculation Date in question of all Assets which, on the Calculation Date in question, remain subject to the Security Documents.  To the extent that the Debt Service Coverage Ratio is being utilized in connection with a release of an Asset, the Performing Net Cash Flow of the Asset being released shall be excluded from the Debt Service Coverage Net Cash Flow calculation.

Debt Service Coverage Principal Balance - the outstanding principal balance of the Loan on a Calculation Date.  To the extent that the Debt Service Coverage Ratio is being utilized in connection with a release of an Asset, the Debt Service Coverage Principal Balance shall be the outstanding principal balance of the Loan on such Calculation Date minus the Release Price which Agent reasonably determines will be received by Lenders in connection with the release of such Asset (as calculated by

Agent).

Debt Service Coverage Ratio - (x) the Debt Service Coverage Net Cash Flow divided by (y) the sum of (1) the Debt Service Coverage Principal Balance multiplied by the Debt Service Coverage Interest Rate, plus (2) an amount equal to the annual principal amortization payments that would be required during the one year period following the Calculation Date in question with respect to a loan in an amount equal to the Debt Service Coverage Principal Balance, based on a thirty (30) year amortization schedule and the Debt Service Coverage Interest Rate then in effect, all as calculated on the date hereof and on and as of the Calculation Date in question.

Debt Service Coverage Treasury Rate - as of the Calculation Date in question, the latest published rate for United States Treasury Notes (but the rate on Treasury Notes issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15 (519) of Selected Interest Rates having a ten (10) year maturity (or the closest thereto) from such Calculation Date and in an amount which approximates (as determined by Agent) the then Debt Service Coverage Principal Balance.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - a fluctuating rate of interest per annum which from day to day is equal to the lesser of: (i) the Prime Rate plus four percent (4%) or (ii) the Maximum Legal Rate.

Delinquent Lender - as defined in Section 11.3.7.

Depository Bank — Bank of America, in its capacity as the banking institution at which all bank accounts required to be established by Borrower under this Agreement are to be opened and maintained.

Distribution Date - as defined in Section 5.1.1.

Dollars and $ - currency of the United States of America.

Effective Prime — on any day, a simple rate per annum equal to the lesser of (i) the sum of the Prime Rate plus 2.75% or (ii) the Maximum Legal Rate.  Without notice to Borrower or anyone else, Effective Prime shall automatically fluctuate upward or downward as and in the amount by which the Prime Rate fluctuates.

Eligible Assignee - shall mean (a) any Lender or any Affiliate or subsidiary of a Lender, and (b) any other Person consented to as such by the Agent; provided, however, so long as no Event of Default exists, any such other Person must be a commercial bank, investment fund, financial institution or other institutional lender which has an office in the United States and which is not subject to United States withholding tax requirements on account of interest payments made to it by Borrower.

Environmental Laws - all federal, state or local laws, statutes, ordinances, or regulations pertaining to health, industrial hygiene, environmental conditions or the existence, release, generation, storage or disposal of any Hazardous Substance, including but not limited to, CERCLA and RCRA.

Environmental Site Assessment - an environmental site assessment report conforming to the standards for Phase I Environmental Site Assessments in ASTM Standard Procedures for Environmental Site Assessments, E 1527-93 or other standards reasonably satisfactory to Agent (either of which is herein called the “Acceptable Standards”), which is in all respects satisfactory to Agent and which has been prepared by a qualified environmental firm reasonably satisfactory to Agent: (a) indicating that, on the basis of an investigation conducted in accordance with the Acceptable Standards, (i) it found no Hazardous Substances present on or in the property that is the subject of its report at levels that require reporting or remediation, or both, pursuant to any Environmental Laws that are applicable to such property (“Prohibited Hazardous Substances”), (ii) it did not learn of any conditions on or in the land adjacent to the property that is the subject of its report that would cause it to believe that there might be Prohibited Hazardous Substances present on or in the property that is the subject of its report, and (iii) no notice of violation of any of the Environmental Laws, or other claim or order issued pursuant to any of the Environmental Laws, has been duly filed against such property by any governmental authority; or (b) if any Prohibited Hazardous Substance is present on such property or if any such notice of violation, claim or order has been filed, providing evidence satisfactory to Agent as to the extent and nature of the environmental problem caused thereby and the likely costs and duration of any recommended remediation.  Notwithstanding anything to the contrary in this Agreement, the Acceptable Standards for conducting an Environmental Site Assessment for a single family residence or multifamily residential property with four (4) or less units (“Residential 1-4’s”) shall, absent any known, suspected or observable environmental risks (other than the potential presence of radon, lead paint and/or asbestos containing materials), not require the Borrower to obtain an Environmental Site Assessment which conforms to the ASTM Standard Procedures for Environmental Site Assessments, E 1527-93.  Unless a known, suspected or observable environmental risk exists, the Acceptable Standards for Residential 1-4’s shall be complied with by the Borrower’s preparing, or causing the Servicer to prepare or direct the preparation of, a preliminary environmental evaluation using a standardized evaluation form.

ERC or Estimated Remaining Collections — as to each Asset, the estimated remaining collections reasonably projected by Borrower; which projections must be reasonably satisfactory to Agent.  The initial ERC of each Asset is shown under the column entitled “Net ERC” on Exhibit A attached hereto and incorporated herein by reference.  In connection with the submission by Borrower of each Compliance Certificate, Borrower shall submit to Agent an updated calculation of the Estimated Remaining Collections of all Assets then remaining subject to the Security Documents.

Each such re-calculated Estimated Remaining Collections will be subject to Agent’s reasonable approval.

ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

Event of Default - as defined in Section 9.1.

Excess Net Cash Flow - as defined in Section 5.2.1.

Excluded Assets — all of Borrower’s interest in those certain Affiliates of Borrower (if any) as are listed in Exhibit J and in the Excluded REO Notes and related security documents (if any) as are listed in Exhibit J attached hereto.

Excluded Pledged Notes — as defined in Section 3.1.3.

Excluded REO Notes — those certain REO Notes comprising a portion of the Excluded Assets (if any), which are listed in Exhibit J attached hereto.

Exhibit - means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference is fully incorporated in this Agreement.

Existing BOS Loans — The loans previously made by BOS to Borrower and FirstCity Commercial Corporation, as co-obligors, currently having an outstanding balance totaling approximately $200,000,000, which are secured (in part) by liens on the Assets and are guaranteed by certain affiliates of Borrower and FirstCity Commercial Corporation.

Extended Maturity Date — as defined in Section 2.2.

Extended Term — as defined in Section 2.2.

Extension Fee — as defined in Section 2.3.6.

Extension Notice — as defined in Section 2.3.1.

Following Business Day Convention - shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day.  When used in connection with a date the term, “Following Business Day Convention” shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

Future Commitment - as defined in Section 11.3.7.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

Hazardous Substance - one or more of the following substances:

(a)                                   those substances included within the definitions of “hazardous substances,” “hazardous materials” or “toxic substances,” in CERCLA, RCRA, Toxic Substances Control Act, Federal Insecticide, Fungicide and Rodenticide Act and the Hazardous Materials Transportation Act (49 U.S.C. _801, et seq.);

(b)                                  such other substances, materials and wastes which at the time in question are regulated as hazardous or toxic under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations; and

(c)                                   any material, waste or substance which is (i) asbestos, (ii) polychlorinated biphenyls, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (iv) explosives, (v) radioactive materials, or (vi) petroleum, petroleum products or any fraction thereof.

Improper Distributions - any payments or distributions of any kind whatsoever (whether of cash or property) made by or on behalf of Borrower from any of its assets, income or profits to or for the benefit of any Member of Borrower or to or for the benefit of any Affiliate of any Member of Borrower, at any time (i) when there shall exist any Event of Default (i.e., after the expiration of any applicable grace or notice period, if any), or (ii) when there shall be any outstanding amounts of principal or interest that are then past due and payable to Lenders in connection with the Loan.

Indebtedness - as applied to a Person means, without duplication (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations, (b) all obligations of other Persons which such Person has guaranteed and (c) in the case of Borrower (without duplication), the Obligations.

Indemnified Liabilities - as defined in Section 8.1.15.

Indemnified Parties - as defined in Section 8.1.15.

Initial Term — as defined in Section 2.2

Investment - the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Judgment - a verdict or order obtained in a legal proceeding to enforce any Instrument, note or mortgage, including without limitation any and all verdicts or orders obtained by Borrower or any REO Affiliate or any of their predecessors in interest with respect to any of the Pledged Notes or any of the other Pledged Loan Documents.

LTV Ratio - as determined on the date hereof and on each Calculation Date will be the percentage arrived at by dividing (i) the outstanding principal balance of the Loan on such date by (ii) the combined Net Present Value of all Assets then remaining subject to the Security Documents, excluding, however, (in the case of a release of an Asset) the Asset then subject to a Release Request.

Lease-Up Expenses - as to any REO Property, (i) all reasonable and customary leasing commissions, (ii) all reasonable tenant improvement costs actually paid by Borrower or the REO Affiliate in question with respect to the leasing of space in such REO Property pursuant to a written lease and (iii) all capital expenditures actually paid by Borrower or the REO Affiliate in question with respect to other improvements to such REO Property, provided that such capital expenditures are expended in accordance with a budget for such REO Property which has been approved in writing by Lenders; all as evidenced by invoices and such other back-up information as Lenders may require.

Lender or Lenders - Lender - means Bank of America, N.A. or any other Person which is a signatory hereto under the caption “Lenders” on the signature pages hereto or any other Person which hereafter becomes a party hereto pursuant to the terms of Section 11.1, each in their individual capacity, and Lenders means Bank of America, N.A. and each such other Person.

Lenders’ Transaction Costs - (i) all of Lenders’ and Agent’s reasonable due diligence and travel expenses, (ii) all of Lenders’ and Agent’s reasonable attorneys’ fees, (iii) all disbursements of Lenders’ and Agent’s attorneys, and (iv) all reasonable title costs, recording costs, appraisal fees, environmental fees and other related costs incurred by Lenders and by Agent.

LIBOR Loan — any Loan Proceeds bearing interest at the LIBOR Rate.

LIBOR Rate - a simple rate per annum equal to the lesser of (i) the sum of the BBA LIBOR Daily Floating Rate plus the LIBOR Rate Margin or (ii) the Maximum Legal Rate.

LIBOR Rate Margin — two and seventy-five hundredths percent (2.75%) per annum.

Lien - any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

Loan - the loan made by Lenders to Borrower pursuant to this Agreement and evidenced by the Notes.

Loan Advances — as defined in Section 2.4.2.

Loan Documents - this Agreement, the Notes, the Advance Documents, the Other Agreements, and the Security Documents, all as amended, renewed, modified, replaced, extended or restated from time to time.

Loan Proceeds - all proceeds of the Notes advanced by Lenders.

Lock-Box - one or more post office boxes opened by Bank of America, in its capacity as Lock-Box Bank, with the United States Postal Service pursuant to the Lock-Box Agreement for the receipt of payments under Collateral Loans and all other payments with respect to all other Assets of the Borrower.

Lock-Box Bank — Bank of America, in its capacity as Lock-Box Bank, under the Lock-Box Agreement.

Lock-Box Agreement — collectively, all agreements with respect to the Lock-Box, including agreed upon procedures, between or among Bank of America as Lock-Box Bank, and Borrower and/or Servicer, as such Agreement may hereafter be amended or supplemented from time to time together with any replacement or substitution therefor.

London Banking Day — a day on which banks in London are open for business and dealing in offshore dollars.

Majority Lenders — means Lenders holding an aggregate Pro Rata Share of the outstanding principal balance of the Loan in an amount in excess of 66.67% of the total outstanding principal balance of the Loan; provided that the outstanding principal balance of the Loan that is held by any Delinquent Lender shall be excluded for purposes of making a determination of Majority Lenders.

Master List — as defined in Section 3.1.8.

Maturity — the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of this Loan Agreement, the Extended Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated as a result of the occurrence of an Event of Default.

Maturity Date - subject to the Borrower’s right to extend the same on the terms and conditions set forth in Section 2.2 below, the 31st day of December, 2014, being the date on which the Notes are due and payable in full.

Maximum Legal Rate - on any day, the highest non-usurious rate of interest permitted by applicable law on such day, computed on the basis of the actual number of days elapsed over a year of 360 days.

Maximum Outstanding Loan Amount- as defined in Section 4.2.1(a).

Maximum Loan Amount — as defined in Section 2.1.1.

Member — FirstCity Commercial Corporation, a Texas Corporation which is the sole member of Borrower.

Multi-Employer Plans - has the meaning set forth in Section 4001(a)(3) of ERISA.

Net Cash Flow - all funds of every type and nature received by Borrower, each REO Affiliate, the Servicer or any of their respective agents with respect to the Collateral, including, without limiting the generality of the foregoing:  (a) all interest, principal and other payments and collections received on or with respect to the Collateral Loans, (b) all Net Operating Income from REO Properties, (c) all Net Sales Proceeds from the sales of REO Properties, Collateral Loans and any other items of Collateral, (d) all Net Insurance and Condemnation Proceeds (e) all Net Collection Proceeds, and (f) all interest, dividends and other earnings directly or indirectly paid to Borrower on funds, accounts and investments of Borrower.  Notwithstanding anything to the contrary contained in this Agreement, all Net Operating Income from any REO Property with respect to any calendar month shall not be deemed to be Net Cash Flow which has been “received by Borrower” until the first to occur of (i) the payment of such Net Operating Income by the respective Property Manager to Borrower, the REO Affiliate in question or the Servicer, or (ii) the 15th day of the next following calendar month.

Net Collection Proceeds - with respect to the (i) payment in full of any Collateral Loan, (ii) the Settlement of any Collateral Loan or (iii) any other collection on a Collateral Loan (including pursuant to a foreclosure or other legal proceedings against the Account Debtor in question or any guarantor), all proceeds received in connection with such payment/collection (whether from the Account Debtor, a guarantor, pursuant to a foreclosure, or otherwise) less reasonable and customary costs of collection actually paid by the Borrower to Unrelated Third Parties.

Net Insurance and Condemnation Proceeds - all insurance and condemnation proceeds paid to Borrower, Servicer or REO Affiliates with respect to the Collateral (including any of the REO Properties) less reasonable and customary costs of collection actually paid by Borrower or the REO Affiliate in question to Unrelated Third Parties.

Net Operating Income - with respect to each REO Property, for any period, such property’s “Gross Income” for such period, minus all “Operating Expenses” paid during such period and minus all Permitted Lease-Up Expenses paid during such period.  “Gross Income” is defined as all cash receipts (exclusive of Tenant Security Deposits) generated by the REO Property in question of whatever kind, including all rents, reimbursements from tenants for Operating Expenses and other revenues.  “Operating Expenses” is defined as all reasonable and customary expenses actually paid during such period which, in accordance with GAAP, would be classified as operating expenses for a similar type of property, including utilities, taxes, insurance, repairs and maintenance, janitorial and reasonable property management fees actually paid by Borrower or the REO Affiliate in question to Unrelated Third Parties.

Net Present Value or NPV — as to each Asset, the net present value of all reasonably projected future Net Cash Flow from such Asset determined utilizing the “ASR NPV” discount rate assignments utilized by Borrower in making the determinations of NPV for each Asset set forth on Exhibit A-1 attached hereto and incorporated herein by reference; all of which determinations must be reasonably satisfactory to Agent.  As of the date hereof, the “NPV” or “Net Present Value” of each Asset is as set forth on Exhibit A attached hereto and incorporated herein by reference.  On each Calculation Date, Borrower shall submit to Agent an updated calculation of the Net Present Value of all Assets then remaining subject to the Security Documents; which updated calculation shall be determined utilizing the “ASR NPV” discount rate assignments then utilized by Borrower in making such determination and approved by Agent.  Each such re-calculated Net Present Value will be subject to Agent’s reasonable approval.

Net Sales Proceeds - with respect to the sale or conveyance of any REO Property, Collateral Loan, or other Collateral, the gross proceeds of such sale minus reasonable and customary broker’s commissions and other closing costs of the sale actually paid by the Borrower or the REO Affiliate in question to Unrelated Third Parties.

New BOS Loan — a new amended and restated loan by BOS in the amount of approximately $104,000,000 with FirstCity Commercial Corporation, as the borrower, which is a restructure of the remaining balance of the Existing BOS Loans.

New BOS Loan Documents — those certain agreements, including the New FHP — BOS Subordinated Guaranty and the BOS Security Documents, which are listed on Exhibit B hereto.

New FHP — BOS Subordinated Guaranty — that certain guaranty of the New BOS Loan by Borrower which is fully subordinated to the Obligations.

New BOS Security Documents — those certain documents securing Borrower’s obligations under the New FHP — BOS Subordinated Guaranty which are listed on Exhibit B hereto.

Non-U.S. Lender - as defined in Section 12.1.9.

Note — any individual promissory note of Borrower payable to the order of Agent, as agent for the Lenders or to a Lender and evidencing all or a portion of the Loan, and Notes means all of the Notes, collectively; together with any renewals, extensions or modifications thereof and substitutions therefor, including, without limitation, that certain $50,000,000.00 Promissory Note of even date herewith.  To the extent that at any time there is only one Note in effect, all references in this Agreement to the “Notes” shall be deemed to refer to such single Note.

Notice of Borrowing - as defined in Section 2.4.1.

Obligations - all liabilities and obligations of Borrower to Lenders and/or Agent under and with respect to the Loan, the Notes, this Agreement, and the other Loan Documents, and all renewals, increases, extensions, modifications, rearrangements or restatements thereof, and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Lenders and/or to Agent of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under or with respect to this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising.  The term includes, without limitation, all principal, interest, charges, expenses, fees, attorneys fees and any other sums chargeable to Borrower under any of the Loan Documents.

Operating Account — a non-interest-bearing checking account established by Borrower with Agent, as Depository Bank, which account shall be (a) maintained in accordance with Section 5.4.4(b) of this Agreement and (b) pledged and assigned to Agent as additional security for the payment, performance and observance of the Obligations.

Operating Reserve — as defined in Section 5.4.4.

Operating Reserve Limit — as defined in Section 5.4.4.

Operating Reserve Report — as defined in Section 5.4.4.

Other Agreements - any and all agreements, instruments and documents (other than this Agreement, the Note, and the Security Documents), heretofore, now or hereafter executed by Borrower and/or delivered to Agent and/or Lenders with respect to the transactions contemplated by this Agreement (including, without limitation, the Services Agreement), together with related documentation, all as amended, renewed, modified, extended or restated from time to time.

Owner Collection Account —  a non-interest-bearing account to be established and maintained by Borrower with Bank of America, in its capacity as Depository Bank; into which all payments received by the Lock-Box will be deposited.  The Owner Collection Account shall be governed by this Agreement and the AAC Agreement and pledged and assigned to Agent as additional security for the payment, performance and observance of the Obligations.

Participation Agreement - a Participation Agreement pursuant to which Borrower owns a Participation Interest in a loan.

Participation Interest - the interest of Borrower in a loan evidenced by a Participation Agreement where Borrower is not the “lead” lender with respect to such loan.

Performing Net Cash Flow — for any Calculation Period, all interest payments and all regularly scheduled principal payments that were received by Borrower during such Calculation Period with respect to Assets that have a payment record (for at least the six (6) consecutive months prior to the last day of the Calculation Period in question) of paying within thirty (30) days after the scheduled payment date.

Permitted Lease-Up Expenses - all Lease-Up Expenses with respect to any REO Property which do not exceed, in the aggregate and on a cumulative basis, the lesser of (i) $100,000 or (ii) ten percent (10%) of the Allocated Loan Amount of the REO Property in question, or such other limit as may be agreed to in writing by Agent.

Permitted Liens - (i) Liens at any time granted in favor of Agent and/or Lenders; (ii) Liens on REO Properties at any time granted in favor of Borrower (with the consent of Agent) with respect to which Assignments have been delivered to Agent; (iii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA); provided, however, that all taxes or assessments that are a Lien on any REO Property or any real property securing a Collateral Loan shall be paid by Borrower before any scheduled tax sale or any action to foreclose such Lien;  (iv) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrower’s business, but only if such Liens are in all respects junior and subordinate to the Liens in favor of Agent and to all advances at any time to be made by Lenders; (v) Liens resulting from deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, social security and other like laws; (vi) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings, but only if and for so long as (a) such Liens are in all respects junior and subordinate to the Liens in favor of Agent and to all advances at any time to be made by Lenders or (b) the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Agent for the full amount thereof, and in either case (i.e., either (a) or (b)) the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, and such Liens do not, in the aggregate, materially detract from the value of the Collateral or materially impair the use thereof in the operation of Borrower’s business; (vii) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such restrictions do not impair the use of such property for the uses intended, and none of which restrictions are violated by existing or proposed structures or land use; (viii) such other Liens as the Majority Lenders may hereafter approve in writing and (ix) all Permitted Prior Liens; and (x) the subordinated liens in the Assets granted to BOS pursuant to the New BOS Security Documents to secure the New FHP — BOS Subordinated Guaranty.

Permitted Prior Liens - Liens and encumbrances upon any asset securing payment of a Collateral Loan which have priority (are senior and superior) to the Lien of the mortgage or deed of trust or security interest securing such Collateral Loan and which are existing on the date the Collateral Loan is purchased by Borrower or granted to Borrower by an REO Affiliate, as the case may be, provided such prior Liens are disclosed to Agent by Borrower in writing prior to the Closing Date.

Person - an individual, limited liability company, partnership, corporation, joint stock company, trust or unincorporated organization, or a governmental agency or political subdivision thereof.

Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

Pledge Agreement — singly and collectively, as to each REO Affiliate, a Pledge and Security Agreement from Borrower and/or all other REO Affiliate Owners, as the holders of 100% of the ownership interests in the REO Affiliate in question (except as to FH Arizona Properties LLC, in which case the pledged ownership interest shall be 51.675%) to Agent for the benefit of Lenders whereby such ownership interests are pledged to Agent and Agent is granted a security interest in all of such ownership interests in the REO Affiliate in question.  Each such Pledge Agreement shall be in form and substance satisfactory to Agent.

Pledged Loan Documents - as defined in the definition of Collateral under this Agreement.

Pledged Notes - as defined in the definition of Collateral under this Agreement.

Pledged Security Documents - as defined in the definition of Collateral under this Agreement.

P.M. - a time from and including twelve o’clock noon to and excluding twelve o’clock midnight on any day using Providence, Rhode Island time.

Power of Attorney - an irrevocable Power of Attorney to be delivered by Borrower to Agent on the Closing Date, as more specifically defined in Section 13.1 of this Agreement.

Prepaid Principal — as defined in Section 4.2.4.

Prime Rate - means, on any day, the rate of interest per annum then most recently established by Agent as its “prime rate”, it being understood and agreed that such rate is set by Agent as a general reference rate of interest, taking into account such factors as Agent may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, that Agent may make various business or other loans at rates of interest having no relationship to such rate.  As to any Prime Rate Loan, each time the Prime Rate changes, the per annum rate of interest on such Prime Rate Loan shall change immediately and contemporaneously with such change in the Prime Rate.  If Agent (including any successor Agent) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

Prime Rate Loan - any Loan Proceeds bearing interest at Effective Prime.

Principal Debt — the aggregate unpaid principal balance of the Loan at the time in question.

Principal Reduction Payments - as determined on any date, the total amount of principal payments that have been paid to and applied by Lenders in reduction of the outstanding principal balance of the Loan as of such date.

Prohibited Transaction - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

Property Manager - an independent management firm which has been retained by Servicer or by an REO Affiliate to manage an REO Property.

Property Management Agreement - as to each REO Property, an agreement between Servicer or the respective REO Affiliate and the respective Property Manager which contains provisions whereby such Property Manager agrees (i) to collect all Gross Income with respect to such REO Property, (ii) to pay when due all Operating Expenses (exclusive of taxes) with respect to such REO Property, (iii) by not later than fifteen (15) days after the end of each calendar month, to pay to Servicer or such REO Affiliate all Net Operating Income from such REO Property with respect to the calendar month in question, (iv) to render such other services as may be agreed upon by Servicer or such REO Affiliate and such Property Manager and (v) that such Property Management Agreement may be terminated by Agent upon the occurrence of an Event of Default hereunder and, upon such termination and upon Agent’s written request, to deliver to Agent all funds, books, records, leases and other documents in such Property Manager’s possession with respect to the REO Property in question.

Pro Rata Share - the percentage interest in the Loan owned by each Lender, as more particularly defined in Section 11.2 of this Agreement.

Protective Advance - an advance of funds by Borrower (from funds provided to Borrower by Borrower’s Member and not from the Collateral or proceeds thereof), to pay (i) an expense which in the reasonable determination of Borrower is necessary to preserve and protect any REO Property or any asset securing payment of a Collateral Loan; such expenses include, but are not limited to, ad valorem taxes, environmental assessments or inspections, environmental remediation expenses (not to exceed $25,000 for any single Asset) and insurance expenses and (ii) Permitted Lease-Up Expenses; which Protective Advances, as to each Asset, may not exceed, in the aggregate on a cumulative basis, an amount equal to (i) the lesser of $100,000 or ten percent (10%) of the Allocated Loan Amount of the Asset in question, or as otherwise may be approved by Agent in writing plus (ii) Permitted Lease-Up Expenses with respect to the Asset in question.

Real Estate Loan - each loan owned by Borrower which is secured by Liens (e.g. a deed of trust, mortgage, etc.) on real estate.

RCRA - the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901, et seq.), as amended from time to time.

Register - as defined in Section 12.1.3.

Regulation D - as defined in Section 4.4.1.

Release Price - as defined in Section 6.5.2.

Release Request — as defined in Section 6.5.3.

Released Asset - as defined in Section 6.5.1.

REO Affiliate — (a) FH Properties, LLC, a Texas limited liability company, (b) FH Arizona Properties, LLC, an Arizona limited liability company of which FH Properties, LLC. owns 51.675% and the remainder of the membership interests are owned by California Bank and Trust, and (c) any other entities which are 100% owned, directly or indirectly, by Borrower and of which all ownership interests of Borrower and its Affiliates have been pledged to Agent pursuant to a Pledge Agreement.

REO Affiliate Owner — the Borrower, any Bankruptcy Remote Entity owned by Borrower and formed to serve as the general partner of any REO Affiliate and any other Affiliate, which own all of the voting stock, partnership interests or limited liability company membership interests of an REO Affiliate, owned by Affiliates of Borrower.  California Bank and Trust is not an REO Affiliate Owner for any purpose of this Agreement.

REO Note - as to each REO Property (other than the REO Property owned by FH Arizona Properties, LLC, an Arizona limited liability company), (a) a demand promissory note which has been executed prior to the date hereof by an REO Affiliate and which is payable to the order of Borrower (or to Borrower’s predecessor in interest), or (b) as to any REO Notes executed after the date hereof, a demand promissory note which (i) is in form and substance satisfactory to Agent (ii) is executed and delivered to Borrower by the REO Affiliate in question which owns the REO Property in question, (iii) is in an amount equal to not less than ninety-six percent (96%) of the then “NPV” of the REO Property in question (as set forth on Exhibit A attached hereto, as amended pursuant to the most recent report from Servicer received and approved by Agent), (iv) bears interest at Effective Prime with a provision whereby such interest rate shall increase to the Default Rate upon the occurrence of a default thereunder, (v)  requires a monthly  payment in an amount equal to all Net Operating Income received by such REO Affiliate with respect to each calendar month and (vi) contains provisions whereby the occurrence of an Event of Default hereunder shall constitute an event of default under such REO Note.

REO Property - any real property, or any interest therein, now or hereafter legally or beneficially owned by Borrower or by an REO Affiliate related to an Asset now or hereafter legally or beneficially owned or acquired by Borrower or an REO Affiliate including, without limitation, any real property which has been or is foreclosed upon by Borrower or by an REO Affiliate or their respective predecessors in interest or which was conveyed to Borrower or to an REO Affiliate by a deed in lieu of foreclosure; which REO Property shall in all respects be deemed to be proceeds of the Collateral.

REO Security Documents - those certain mortgages or deeds of trust, assignments of leases and rents, security agreements and appropriate UCC financing statements, all in form and substance satisfactory to Agent, as required by Agent in its sole discretion for each REO Property (other than the REO Property owned by FH Arizona Properties, LLC, an Arizona limited liability company), to be executed by REO Affiliate(s) in favor of Borrower and pursuant to the terms of which, as security for the applicable REO Note (and, at Agent’s option, the Notes), there shall be (a) granted and conveyed to Borrower Liens upon each such REO Property (including, all personal property associated therewith) owned by REO Affiliate(s) from time to time as is described therein and (b) assigned to Borrower all leases and rents with respect thereto; as the same may be amended, renewed, modified, extended or restated from time to time with the consent of Agent.

REO Tax Escrow Payments - All payments made by REO Affiliates to Borrower for a specified purpose (such as real estate tax payments, insurance premiums, etc.) other than payments of principal, interest, fees and other amounts owed to Borrower with respect to the Loan evidenced the respective REO Note.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Required Owner Collection Account Amount — as defined in Section 6.5.1.

Required Principal Payment Date — as defined in Section 4.2.1.

Responsible Officer - for each entity which is required to provide reports hereunder, the chief executive officer, chief financial officer or other vice president designated in writing to Agent as a “Responsible Officer”.

Security Agreement - that certain Security Agreement and Assignment of Rights of even date herewith from Borrower to Agent for the benefit of Lenders whereby Borrower grants Agent a security interest in the Collateral; together with any modifications thereof, additions thereto and substitutions therefor.

Security Documents - The following documents:  the (i) Security Agreement, (ii) Assignments, (iii) Custodial Agreement, (iv) AAC Agreement, (v) Servicer Indemnity Agreement,  (vi) UCC-1 Financing Statements; (vi) Pledge Agreement and (vii) all other agreements and documents executed by Borrower, Servicer or any other party now or at any time hereafter securing the whole or any part of the Obligations, as amended, renewed, modified, extended or restated from time to time.

Servicer — FirstCity Servicing Corporation, a Texas corporation or any replacement servicer designated by Borrower and approved in writing by Majority Lenders.  All references to Servicer shall be deemed to refer to each of such parties, all of such parties and any of such parties.

Servicer Indemnity Agreement - that certain Servicer Indemnity Agreement from Servicer to Agent and Lenders of even date herewith.

Services Agreement - that certain Services Agreement of even date herewith between Servicer and Borrower or any replacement to such agreement which is entered into by Borrower with a replacement servicer and which is approved in writing by Majority Lenders.

Settlement - with respect to any Collateral Loan, the satisfaction of Borrower’s claims against the respective Account Debtor in connection with such Collateral Loan, whether pursuant to a full or discounted repayment.

Six Month Cash Reserve Amount — as defined in Section 10.1.1.

Subordination Agreement — that certain subordination agreement, which shall be in form and substance acceptable to Agent, among BOS, Borrower and its sole Member, FirstCity Commercial Corp., and Agent, providing for the complete subordination of all liens in the Assets securing the New BOS Loan to the liens in the Assets and other Collateral granted by Borrower to Agent and Lenders and pursuant to which all rights and remedies of BOS under the New FHP — BOS Subordinated Guaranty and the New BOS Security Documents will be in all respects subject and subordinate to the Lender’s Security Documents and the other Lender Loan

Documents.

Substitute Note(s) - as defined in Section 8.1.30.

Substituted Lender - as defined in Exhibit F.

Substitution Agreement - as defined in Section 12.1.1.

Tax Escrow Account - an account established by Servicer with Agent as Depository Bank, into which Tax Escrow Payments are to be deposited.

Tax Escrow Payments - all payments made by Account Debtors (including REO Affiliates ) for a specified purpose (such as real estate tax payments, insurance payments, etc.) other than payments of principal, interest, fees and other amounts owed to Borrower with respect to the Collateral Loans and all Net Insurance and Condemnation Proceeds received by Borrower which are not available to be applied to the outstanding balance under the Collateral Loan in question but, rather, are required by the Collateral Loan Documents in question to be used for purposes of repairing or rebuilding of the real property in question.

Tenant Security Deposit — all security deposits paid to Servicer or Property Managers by tenants of space in one of the REO Properties.

Term — the period commencing on the Closing Date and ending on the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of this Agreement, the Extended Maturity Date.

Title Certificate - (i) as to any REO Property, a Certificate issued by the Title Company to Agent (a) showing title to the REO Property in question to be vested in the applicable REO Affiliate, (b) reflecting the recording of the respective REO Security Documents thereon, (c) to the extent recorded, reflecting the recording of the Assignment of such REO Security Documents to Agent, (d) showing no Liens or encumbrances except the Permitted Prior Liens and (e) being in all respects otherwise reasonably satisfactory to Agent; and (ii) as to each parcel of real property securing a Collateral Loan, a Certificate issued by the Title Company to Agent (a) reflecting the recording of the respective mortgage or deed of trust which secures such Collateral Loan, (b) reflecting the assignment of such mortgage or deed of trust to Borrower, (c) reflecting, to the extent recorded, the recording of the Assignment thereof to Agent (d), showing no Liens or encumbrances except the Permitted Liens and (e) being in all respects otherwise reasonably satisfactory to Agent.

Title Company - such title insurance company(s) as are reasonably satisfactory to Agent.

Title Insurance Policy - (i) as to any REO Property, an ALTA (or ALTEX) Standard-Form Mortgagee Title Insurance Policy issued by the Title Company (a) naming

Borrower as the “Insured” and, when and if the respective Assignment to Agent is recorded, also naming Agent as the “Insured”, (b) showing title to the REO Property in question to be vested in the applicable REO Affiliate, (c) reflecting the recording of the respective REO Security Documents thereon, (d) reflecting, to the extent recorded, the recording of the Assignment of such REO Security Documents to Agent, (e) showing no Liens or encumbrances except Permitted Prior Liens and (f) being in all respects otherwise reasonably satisfactory to Agent; and (ii) as to each parcel of real property securing a Collateral Loan, an ALTA (or ALTEX) Standard Form Mortgagee Title Insurance Policy issued by the Title Company (a) naming Borrower as the “Insured” and, when and if the respective Assignment to Agent is recorded, also naming Agent as the “Insured”, (b)  reflecting the recording of the respective mortgage or deed of trust which secures such Collateral Loan and the assignment of such mortgage or deed of trust to Borrower, (c) reflecting, to the extent recorded, the recording of the Assignment thereof to Agent, (d) showing no Liens or encumbrances except the Permitted Liens and (e) being in all respects otherwise reasonably satisfactory to Agent.

Twelve Month Cash Reserve Amount — as defined in Section 10.1.1.

UCC-1 Financing Statements - UCC-1 Financing Statements showing Borrower, and the REO Affiliate Owners, as applicable, as “Debtor” and Agent as “Secured Party”, and listing all of the Collateral; each of which UCC-1 Financing Statements shall be in form and substance satisfactory to Agent.

UCC Filing Offices - each of the following filing offices with which UCC-1 Financing Statements are to be filed:

(i)                                                      Texas Secretary of State; and

(ii)                                                   All filing offices required in connection with any REO Security Documents or any Pledge Agreement.

Unrelated Third Party - any Person who or which is not an Affiliate of Borrower, of any REO Affiliate, of any Member, of any REO Affiliate Owner, or of Servicer.

1.2                                  Accounting and Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in preparation of the financial statements referred to in Section 8.1.10, and all financial data pursuant to the Agreement shall be prepared in accordance with such principles.  All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

1.3                                  Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SECTION 2.  CREDIT FACILITY

2.1                                  The Loan

2.1.1                         Commitment of Lenders.  Notwithstanding the fact that the principal amount of the Note is $50,000,000.00, subject to the terms and conditions of this Agreement and the other Loan Documents, Lenders severally agree to make advances of their respective Pro Rata Shares of the proceeds of the Loan to Borrower in an aggregate maximum amount (the “Maximum Loan Amount”) equal to the lesser of (a) an amount that would result in a Debt Service Coverage Ratio greater than or equal to 1.4:1 or (b) an amount that would result in a LTV Ratio of not more than 60% or (c) $50,000,000.00; which Maximum Loan Amount shall be the maximum aggregate amount of the proceeds of the Loan which Lenders shall be obligated to advance.  The proceeds of the Loan shall be used solely to (a) refinance the Assets and (b) pay costs incurred by Borrower in connection with the closing of the Loan.

Any Loan Proceeds that are repaid shall not be readvanced and the amount of the Commitment shall be reduced by the amount of any such payments.

2.1.2                         The Loan to Constitute One Obligation.  The Loan shall constitute one general obligation of Borrower to Lenders, and shall be secured by Agent’s security interests in and Liens upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time or times hereafter granted by Borrower to Agent and/or Lenders.  Lenders shall enter the Loan and all advances made by Lenders thereunder as debits to loan accounts established on the books of Lenders and shall also record in such loan accounts all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lenders, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower and any other Obligation.  Absent manifest error, each Lender’s books and records with respect to the loan account shall be conclusive and binding evidence of the outstanding amount of the Obligations and such books and records may be admitted in evidence in any proceeding to enforce the Agent’s and Lenders’ rights with respect to the Obligations.

2.2                                  Term of Loan; Extension Right. The Loan shall be for a term (the “Initial Term”) commencing on the date hereof and ending on the Maturity Date.  The Initial Term may be extended for an “Extended Term” ending on the 31st day of December, 2015 (the “Extended Maturity Date”) upon satisfaction of the conditions set forth in Section 2.3

2.3                                                            Conditions to Extending Loan.  Subject to the satisfaction of each of the following conditions, Borrower, at its option, may elect to extend the Maturity Date of the Loan until the Extended Maturity Date:

2.3.1                                                                Notice From Borrower.  Borrower shall have given Agent written notice (an “Extension Notice”) of Borrower’s request to exercise its extension right at least ninety (90) days, but not more than one hundred twenty (120) days, before the Maturity Date;

2.3.2                                                               No Default.  No Default shall exist;

2.3.3                                                                Debt Service Coverage Ratio.  The Debt Service Coverage Ratio as of September 30, 2014 shall be greater than 1.5:1;

2.3.4                                                                Minimum Required Principal Reduction.  Borrower shall have made principal repayments on the Loan during the Initial Term in an amount that is sufficient to reduce the outstanding principal balance of the Loan to less than Ten Million and no/100 Dollars ($10,000,000.00);

2.3.5                                                                Conditions Satisfied.  All of the conditions set forth in Section 3 of this Agreement, to the extent applicable, shall continue to be satisfied;

2.3.6                                                                Extension Fee.  An extension fee in an amount equal to one quarter of one percent (.25%) of the then outstanding Loan Proceeds (the “Extension Fee”) shall have been paid to the Agent, for the pro rata account of each Lender, at least five (5) Business Days prior to the Maturity Date;

2.3.7                                                                Additional Documents.  Borrower shall have executed and/or delivered to Agent and Lenders such agreements and documents as Agent or the Majority Lenders may reasonably require incident to the extension; and

2.3.8                                                                Before End of Initial Term.  Each of the foregoing conditions shall be satisfied on the date of receipt of Borrower’s notice under Section 2.3.1, (other than the condition described in Section 2.3.6, which shall be required to be satisfied five (5) Business Days prior to the Maturity Date) and on the Maturity Date.

If all of the conditions to extension have been satisfied, other than payment of the Extension Fee, Agent shall so notify Borrower and, upon Agent’s receipt of the Extension Fee for the pro rata account of Lenders not later than five (5) Business Days prior to the Maturity Date, so long as no Default exists, the Loan Term shall be extended until the Extended Maturity Date.

2.4                                  Manner of Borrowing.

2.4.1                                                                Request for Loan. In connection with the closing of the Loan, Borrower shall give Agent written notice (a “Notice of Borrowing”) specifying (a) the amount of Loan Proceeds which Borrower is requesting be advanced, (b) the requested borrowing date, and (c) if Borrower requests Lenders to wire all or a portion of such Loan Proceeds (whether to Borrower or to a third party), the relevant wiring instructions.  Such Notice of Borrowing shall be (a) accompanied by an appropriate Compliance Certificate, and (b) irrevocable and binding on Borrower.

2.4.2                                                             Advance of Loan Proceeds.  Each Lender shall severally, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make a disbursement of its respective Pro Rata Share of the Loan Proceeds (“Loan Advances”) entirely at closing.

2.4.3                                                           Delivery of Advance Documents.  On or before the Closing Date, Borrower shall execute and deliver or cause to be executed and delivered, or cause to be delivered all of the “Documentation” described in Section 3 of this Agreement and Borrower shall also execute and deliver or cause to be executed and delivered or cause to be delivered to Agent such other documents and statements as Agent deems advisable (collectively, the “Advance Documents”).

2.4.4                                                           Funding.  If, and only if, Borrower satisfies all the conditions set forth in Section 3 of this Agreement, Lenders shall make available their respective Pro Rata Shares of the requested Loan Proceeds to or on behalf of Borrower.

SECTION 3.  CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

3.1                                  Conditions Precedent.  Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and/or Lenders under the other sections of this Agreement, it is understood and agreed that Lenders shall be under no obligation to advance the Loan Proceeds, as contemplated under this Agreement, unless and until Agent shall have received each of the following documents and each of the following conditions has been and continues to be satisfied, all in form and substance satisfactory to Agent and its counsel:

3.1.1  Loan Documents.  This Agreement and the other Loan Documents (including all of the Other Agreements), duly executed and delivered by the parties thereto.

3.1.2  Perfection of Personal Property Liens.  With regard to all Collateral comprised of personal property, current lien searches from each of the UCC Filing

Offices in each case evidencing that the respective UCC-1 Financing Statement has been filed and constitutes valid and perfected, first priority, security interests in the Collateral, subject only to (i) Permitted Prior Liens with respect to security interests in assets securing payment of a Collateral Loan; and (ii) the liens created pursuant to the New BOS Security Documents securing Borrower’s obligations under the New FHP — BOS Subordinated Guaranty, all of which liens shall be subordinated pursuant to the Subordination Agreement in connection with the advance of the Loan Proceeds.

3.1.3   Delivery of Pledged Notes and Allonges.

(a)  Except for the Pledged Notes evidencing Collateral Loans having an ERC of zero that are described on the schedule which is attached hereto as Exhibit K and incorporated herein ( the “Excluded Pledged Notes”), custody of which Excluded Pledged Notes shall be retained by the Servicer subject to the terms of Section 8.1.29 below, receipt by Custodian of one hundred percent (100%), measured both in number and in dollar amount, of the original Pledged Notes (or, as to each such Pledged Note which has been lost, an original Affidavit of Lost Note attached to which is a copy of such lost Pledged Note), each of which notes shall have been duly endorsed thereon or on an allonge attached thereto (by a complete chain of endorsements from the original holder thereof) to Borrower..

(b)  With respect to each Pledged Note (excluding the Excluded Pledged Notes), receipt by Agent of one (1) original allonge executed by Borrower endorsing each such Pledged Note to Agent, or, at Agent’s option, endorsing each such Pledged Note in blank.

(c)  Notwithstanding the foregoing, in the case of any Excluded Pledged Note which was executed by a maker in conjunction with a transaction that includes another Pledged Note which is not an Excluded Pledged Note, each such Excluded Pledged Note shall be delivered to Custodian together with its associated Pledged Note which is not an Excluded Pledged Note.

3.1.4  Organizational Documents.

(a)  As applicable, a copy of the Certificate of Formation, partnership agreement, operating agreements and articles of formation of Borrower, and each REO Affiliate, and the Articles/Certificate of Incorporation of the Servicer, and any amendments thereto, and all certified to as of the Closing Date by the Borrower and by the REO Affiliate Owners and the Servicer; and;

(b)  Appropriate partnership, limited liability company and corporate resolutions, as applicable, on behalf of the Member of Borrower and each REO Affiliate and the Servicer; and

(c)  Certificates of existence/subsistence and/or good standing from the Secretary of State of Texas, relating to the continuing existence of Borrower, the

Member, the Servicer and each REO Affiliate.

3.1.5  Legal Opinions. Agent shall have received and approved legal opinion letters from counsel representing Borrower, Servicer and each REO Affiliate  which meet Agent’s legal opinion requirements.

3.1.6  Other Documents.  Such other documents, instruments and agreements as Agent or Lenders shall reasonably request in connection with the transaction contemplated hereby, including, without limitation, a Power of Attorney and such other documents, instruments and agreements as Agent or Lenders reasonably determine are necessary at any time to perfect any of their security interests in the Collateral.

3.1.7  Information Concerning the Collateral Loan Pool.  Any and all information and documentation Agent or Lenders deem necessary to conduct Lenders’ analysis of the Collateral Loan Pool.

3.1.8  Collateral Loan Documents.

(a)  Evidence satisfactory to Agent that all Collateral Loan Documents not previously owned by Borrower (excluding, however, those related to the Excluded Pledged Notes) have been assigned to Borrower and that assignments have been recorded with the applicable land records evidencing each such assignment;

(b) Evidence satisfactory to Agent that (i) the Custodian has received one hundred percent (100%) of Asset Files excluding, however, the Asset Files for the Excluded Pledged Notes, and (ii) Agent has received one (1) set of originals of all Assignments; and

(c) As to all Collateral Loans (except for those Collateral Loans which are evidenced by Excluded Pledged Notes), Borrower shall deliver to Agent (i) a “master” listing of all Collateral Loan Documents and noting whether each Collateral Loan Document is an original or a photocopy (the “Master List”); which Master List shall have been certified to as being accurate and complete by the Servicer, and (ii) an electronic file containing copies of all Collateral Loan Documents as set forth on the Master List, including copies of the Asset Files delivered to the Custodian.

3.1.9   Bank of Scotland Documents. Agent shall have received evidence satisfactory to Agent that the liens securing the Existing BOS Loans have been released and Agent, Borrower and BOS  shall have entered into the Subordination Agreement.

3.1.10   Other Conditions.  The following other conditions have been and shall continue to be satisfied:

(a)  Defaults.  No Default or Event of Default shall exist hereunder or under the Services Agreement;

(b)  Material Adverse Changes.  Since formation of Borrower, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or the existence or value of any Collateral, or any event, condition or state of facts which would reasonably be expected materially and adversely to affect the business, financial condition or results of operations of Borrower;

(c)  Proceedings, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Agent’s judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents;

(d)  Payment of Commitment Fee and Lender’s Transaction Costs.  Borrower shall have paid (i) the Commitment Fee described in Section 4.7 below, and (ii) all of Lenders’ Transaction Costs;

(e)  Representations and Warranties.  All representations and warranties made to Agent or Lenders by Borrower or the Member in connection with the application for, processing of and closing of the Loan shall be true and correct as if made on the Closing Date.

3.2                                  Conditions Subsequent.  In addition to the Conditions Precedent to funding set forth in Section 3.1 above, Agent shall have received the following within the time periods listed below:

3.2.1   Perfection of Real Property Liens.  With regard to Collateral comprised of real property (including Collateral Loans secured by real property)  Title Certificates or Title Insurance Policies in accordance with Section 8.1.20 hereof;

3.2.2  Collateral Loan Documents.

(a)  Within fifteen (15) days after Borrower’s receipt of same, the originals of all Assignments which have been recorded with the appropriate records of land evidence pursuant to Section 8.1.20 below;

(b) Within fifteen (15) days after Borrower’s receipt of same, a copy of a receipt or acknowledgement by the Custodian confirming that it has received the original REO Notes that are identified in such receipt or acknowledgement; it being agreed that, subject to Section 6.2(b), all REO Security Documents will be recorded with the appropriate recording offices pursuant to Section 8.1.20 below and Borrower shall provide evidence to Agent and  Custodian of said recordation promptly after their return from the appropriate recording offices; and

(c) Within fifteen (15) days after Agent’s request, originals of such Collateral Loan Documents as Agent, in its discretion, may from time to time request.

3.3                                  Additional Conditions Subsequent.  Attached hereto as Exhibit I is a listing of additional items to be delivered to Agent and additional conditions to be satisfied by Borrower subsequent to the Closing Date (the “Additional Conditions Subsequent”).  Within the respective time periods set forth on such Exhibit I, Agent shall have received all items set forth thereon and Borrower shall have satisfied all Additional Conditions Subsequent set forth thereon.

SECTION 4.  INTEREST, PRINCIPAL REPAYMENT AND FEES .

4.1                                  Interest

4.1.1                                                                Contract Rate(s).

(a)                                  The unpaid principal balance of the Loan from time to time outstanding shall bear interest at the Contract Rate calculated on a daily basis (computed on the actual number of days elapsed over a year of 360 days) from the date of advance to Maturity, at the Contract Rate.

(b)                                                    For so long as the LIBOR Rate is available pursuant to the terms of this Agreement, the Contract Rate shall be the LIBOR Rate.  During any period that the LIBOR Rate is unavailable pursuant to the terms of this Agreement, the Contract Rate shall be Effective Prime or the Default Rate (as the case may be).  Except in cases covered by this Section 4.1.1(b) and Section 4.6, Borrower shall have no right to elect to have Effective Prime apply to all or any portion of the outstanding Loan Proceeds.

(c)                                  As to any Loan Proceeds with respect to which the Contract Rate is the LIBOR Rate, the LIBOR Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the BBA LIBOR Daily Floating Rate, with such adjustments to be effective on the Business Day that any such change in the BBA LIBOR Daily Floating Rate becomes effective, without notice or demand of any kind.  As to any Loan Proceeds with respect to which the Contract Rate is Effective Prime, Effective Prime shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Prime Rate, with such adjustments to be effective on the Business Day that any such change in the Prime Rate becomes effective, without notice or demand of any kind.

4.1.2                                                                Intentionally omitted.

4.1.3                                                                Default Rate.  Notwithstanding anything to the contrary set forth in this Agreement, from and after the occurrence of an Event of Default and during the continuation thereof (whether or not Agent has accelerated payment of the Loan) and from and after the initial Maturity Date (or, if Borrower has elected and qualified for an extension of the initial Maturity Date in accordance with Section 2.3 above, from and after the Extended Maturity Date), the outstanding principal balance of all Obligations (including all unpaid installments of interest under the Note) shall bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at the Default Rate.

4.1.4                                                                Late Charges.  In the event that any payment of principal and/or interest herein provided for shall become overdue for more than ten (10) days, a “late charge” of five percent (5%) of the required payment shall become immediately due and payable to the Agent, for the pro rata benefit of Lenders, as liquidated damages for failure to make prompt payment, and the same shall be secured by the Security Documents.

4.1.5                                                                Interest Installments.  All accrued, but unpaid, interest on the Notes shall be due and payable, in arrears, on the fifteenth (15th) day of each calendar month.  Notwithstanding anything to the contrary set forth in the Notes, Borrower shall pay all such interest to the Agent for the pro rata account of each Lender.

4.1.6                                                                Recapture of Interest.  Notwithstanding the foregoing, if at any time the amount of interest to be paid by Borrower would exceed the Maximum Legal Rate, then the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Contract Rate or Default Rate, as applicable, shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate or Default Rate, as applicable.

4.1.7                                                      Maximum Legal Rate.  All agreements between Borrower, Agent and Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to Agent or Lenders for the use or the forbearance of the Indebtedness evidenced by the Notes exceed the Maximum Legal Rate.  As used herein, the Maximum Legal Rate shall mean the Maximum Legal Rate in effect as of the date hereof; provided, however, in the event that there is a change in the Maximum Legal Rate which results in a higher permissible rate of interest, then the Maximum Legal Rate shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower, Agent and Lenders in the execution, delivery and acceptance of this Agreement and the Notes to contract in strict compliance with the laws of the State of Rhode Island from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Agent or any Lender should ever receive as interest any amount which would exceed the Maximum Legal Rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower, Agent and Lenders.

4.1.8                                                                Amendments to Current Law.  If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or the other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment.

4.2                                  Principal Repayment.

4.2.1                         Principal Installments.

(a)                                   As of each date specified below (each, a “Required Principal Payment Date”), the total Principal Reduction Payments that have been received by Lenders shall be sufficient to cause the outstanding principal balance of the Loan, as of each such date, to not exceed the applicable Maximum Outstanding Loan Amount that is set forth below:

Required Principal Payment Date	Maximum Outstanding Loan Amount

June 30, 2012	$45,000,000

December 31, 2012	$30,000,000

June 30, 2013	$25,000,000

December 31, 2013	$20,000,000

June 30, 2014	$15,000,000

December 31, 2014	$10,000,000

which amounts are hereinafter referred to as the “Maximum Outstanding Loan Amount”.  In this regard, on each Required Principal Payment Date, Borrower shall pay to Agent, for the account of the Lenders, for application to principal outstanding under the Loan, an amount equal to the difference (if any and only if such difference is a positive number) arrived at by subtracting (i) the then applicable Maximum Outstanding Loan Amount, from (ii) the then outstanding principal balance of the Loan.

(b)                                         Subject to the Borrower’s option to extend the same on the terms and conditions set forth in Section 2.2 and Section 2.3 above, all remaining unpaid principal, interest and other Obligations shall be paid in full on the Maturity Date.  If Borrower elects and qualifies for an extension of the Maturity Date pursuant to Section 2.2 and Section 2.3 above, all remaining unpaid principal, interest and other Obligations shall be paid in full on the Extended Maturity Date.

4.2.2                              Intentionally Omitted.

4.2.3  Mandatory Payments - Foreclosure Under Collateral Loans.

(a)                                          Without Agent’s prior written consent, Borrower shall not consummate foreclosure proceedings against any real property securing any Collateral Loan having an Allocated Loan Amount in excess of $100,000 without having first delivered to Agent a new Environmental Site Assessment(s) (or a copy of the Environmental Site Assessment with respect to the real property in question which was delivered to Agent prior to and in connection with closing of the Loan (the “Original ESA”) and which is accompanied by such updates as Agent may reasonably require) with respect to the real property in question and either (i) received Agent’s written acknowledgement that the results thereof are acceptable to Agent or (ii) received Agent’s written approval of a plan of remediation and deposited with Agent an amount which is equal to 120% of the estimated costs of effectuating such remediation plan, as reasonably approved by Agent; and

(b)                                         If at any time Borrower forecloses its liens upon any asset securing payment of a Collateral Loan, which asset has an Allocated Loan Amount or an estimated value at the time of the proposed foreclosure of $100,000 or more, and Agent reasonably believes that the foreclosure may result in a liability to Agent, any Lender or Borrower or the REO Affiliate in question under any Environmental Laws, Borrower, upon demand made by Agent, shall make a prepayment on the Loan in an amount equal to the Release Price of such Asset, and Agent shall release any Liens it holds upon such asset.

4.2.4                      Prepayment and Certain Payments.

(a)                                  Borrower may prepay the outstanding principal balance of the Loan, in full at any time or in part from time to time, without fee, premium or penalty, provided that, other than payments of principal contemplated under Sections 5.1 and 5.2 of this Agreement, Agent shall have actually received from Borrower prior written notice of (A) Borrower’s intent to prepay, (B) the amount of principal which will be prepaid (the “Prepaid Principal”), and (C) the date on which the prepayment will be made; (iii) each prepayment shall be in the amount of $100,000 or a larger integral multiple of $10,000 (unless the prepayment retires the outstanding balance of the Loan in full); and (iv) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid.

(b)                                                    Any partial prepayment of principal shall first be applied to any installment of principal then due and owing and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

(c)                                                     Any principal that is repaid shall not be re-advanced.

4.2.5                              Net Payments.  All payments by Borrower of principal, interest, fees, indemnities and other amounts payable to Agent and/or Lenders hereunder shall be made without set-off or counterclaim.

4.2.6                              Application of Payments and Collections.  As long as no Event of Default has occurred and is continuing, all payments shall be applied first to the payment of all fees, expenses and other amounts due to the Agent and the Lenders (excluding principal and interest), and then to accrued interest, and the balance on account of outstanding principal.  After the occurrence of an Event of Default and during the continuance thereof, Borrower shall have no right, and it hereby irrevocably waives the right, to direct the application of any and all payments and collections at any time or times received by Agent and/or Lenders from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lenders shall, after the occurrence of an Event of Default and during the continuance thereof, have the continuing exclusive right to apply  any and all such payments and collections received at any time or times by Agent and/or Lenders against the Obligations, in such manner as Lenders may deem advisable, notwithstanding any entry by Lenders upon any of their books and records.

4.3                         Intentionally Omitted.

4.4                                  Cost Protection.

4.4.1                                                                Taxes or Assessments.  If (i) after the date hereof, the FDIC, (ii) after the date hereof, Regulation D of the Board of Governors of the Federal Reserve System (“Regulation D”), (iii) the adoption after the date hereof of any law, (iv) any change after the date hereof in any law, (v) any published change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or (vi) compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                                                shall subject any Lender to any tax, duty or other charge with respect to any loans made by such Lender, or shall change the basis of taxation of payments to any Lender of the principal of or interest on the Loan or any other amounts due under this Agreement;

(b)                                                               shall impose, modify or deem applicable any assessment or other charge (including any assessment for insurance of deposits) against assets of, deposits with or for the account of, or credit extended by any Lender;

(c)                                                                shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or

(d)                                                               shall impose on any Lender any other condition affecting this Agreement, the Loan or the Notes;

and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining the Loan hereunder, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or under their Note which are not reflected in the Contract Rate, then, such Lender shall promptly notify the Agent thereof and of the reasons therefor, and the Agent shall promptly notify the Borrower thereof in writing stating the reasons provided to the Agent by such Lender therefor and the additional amounts required to fully compensate such Lender for such increased cost or reduced amount as reasonably determined by such Lender and, within ten (10) days after demand by Agent, Borrower shall pay directly to Agent, for the pro rata benefit of the affected Lenders, such additional amount or amounts as will compensate such Lenders for that portion of such cost, increased cost or such reduction which relates to the Obligations of Borrower.  Neither costs considered by any Lender in determining the Effective Prime or compensated for in any increase in the Libor Rate, nor any federal, state, local or foreign taxes based on gross or net income, or any franchise, net worth or capital tax payable by any Lender, shall be considered in making the determination of increased cost or reduction in amount receivable to Lenders under this Section 4.4.1.  Lenders shall not be entitled to make a demand for and Borrower shall not be liable for payment of any amount under the terms of this provision following payment in full of the Obligations.

4.4.2                                                                Capital Adequacy, Etc.  If, with respect to all or any portion of the Loan, any adoption of, ruling on, change in, or interpretation of any law or treaty now existing or hereafter promulgated by any tribunal or central bank regarding capital adequacy, or compliance by any Lender with any request, directive, or requirement hereafter imposed by any tribunal or central bank regarding capital adequacy (whether or not having the force of law) hereafter occurs, and, as a result of such adoption, ruling, change, interpretation or compliance, the rate of return on any Lender’s capital as a consequence of such Lender’s obligations under this Agreement decreases to a level below that which otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material (and such Lender may, in determining such amount, utilize such assumptions and allocations of costs and expenses as such Lender shall deem reasonable and may use any reasonable averaging or attribution method), and such reduction in the rate of return of the Lender’s capital is not compensated for by an increase in the Contract Rate, then such Lender shall notify Agent and Borrower and deliver to Agent and Borrower a certificate setting forth in detail the calculation on a reasonable basis of the amount necessary to compensate such Lender therefor, which certificate shall be conclusive and binding, and Borrower shall promptly pay such amount to such Lender. Notwithstanding the foregoing sentence, Borrower shall not be obligated to pay such amount unless notice thereof is given within ninety (90) Business Days after such Lender actually incurs such reduction in its rate of return.  Lenders shall not be entitled to make a demand for and Borrower shall not be liable for payment of any amount under the terms of this provision following payment in full of the Obligations.

4.5                                  Term of Agreement.  The provisions of this Agreement shall be and remain in effect until full and final payment in immediately available funds of all of the Obligations.

4.6                                  Special Libor Loan Provisions. All Libor Loans shall be subject to and governed by the following terms and conditions:

4.6.1                              Libor Loans Unavailable.

Agent may notify Borrower if the BBA LIBOR Daily Floating Rate is not available for any reason, or if Agent determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate, or that the LIBOR Rate will not adequately and fairly reflect the cost to Lenders of funding the Loan, or that any applicable Legal Requirement or regulation or compliance therewith by Lenders prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate.  If Agent so notifies Borrower, then interest shall accrue and be payable on the outstanding principal balance of the Loan at a fluctuating rate of interest equal to Effective Prime, from the date of such notification by Agent until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, or until Maturity (whether by acceleration, declaration, extension or otherwise), whichever is earlier to occur.

4.7                                  Loan Fees.

4.7.1                              Commitment Fee.  At the closing of the Loan, to the extent not previously paid, Borrower shall pay to Agent, for Agent’s own account, a commitment fee (“Commitment Fee”) in the amount of $375,000.

4.7.2                              Extension Fee.  The Extension Fee shall be payable to Agent, for the pro rata account of each Lender, as provided in Section 2.3 above.

4.8                                 Notations.  At the time of (i) the making of each Loan evidenced by any Note, (ii)  and (ii) each payment or prepayment of any Note, each Lender may enter upon its records an appropriate notation evidencing (a) such Lender’s Pro Rata Share of the Loan and (b) the interest rate and Interest Adjustment Date applicable thereto or (c) such payment or prepayment of principal and (d) in the case of payments or prepayments of principal, the portion of the Loan  which was paid or prepaid.  No failure to make any such notation shall affect the Borrower’s unconditional obligations to repay the Loan and all interest, fees and other sums due in connection with this Agreement and/or any Note in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment of principal by the Borrower.  However, in the absence of manifest error, such notations and each Lender’s records containing such notations shall constitute presumptive evidence of the facts stated therein, including, without limitation, the outstanding amount of such Lender’s Pro Rata Share of the Loan and all amounts due and owing to such Lender at any time.  Any such notations and such Lender’s records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loan or any Note.

4.9                                 Time of Payments and Prepayments in Immediately Available Funds.

4.9.1                              Notwithstanding any provision to the contrary contained in any of the Loan Documents, (a) the due dates of all payments under the Loan Documents shall be adjusted in accordance with the Following Business Day Convention, and (b) all payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under any Note shall be made to the Agent for the pro rata account of each Lender at the Agent’s address referred to in Section 13.8 in Dollars and in immediately available funds prior to 12:00 o’clock P.M. on the Business Day that such payment is due, subject to, if applicable, the Following Business Day Convention.  Any such payment or prepayment which is received by the Agent in Dollars and in immediately available funds after 12:00 o’clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether a Default has occurred, any such payment or prepayment if received by the Agent prior to the close of the Agent’s business on a Business Day shall be deemed received on such Business Day.

4.9.2                              All payments of principal, interest, fees and any other amounts which are owing to any or all of the Lenders or the Agent hereunder and/or under any Note shall be paid directly to Agent (i.e., Borrower shall not pay and shall have no obligation to pay any such amount directly to any Lender other than Agent).  All such payments that are received by the Agent in immediately available Dollars prior to 12:00 o’clock P.M. on any Business Day shall, to the extent owing to Lenders other than the Agent, be sent by wire transfer by the Agent on the same Business Day.  Each such wire transfer by Agent shall be addressed to each Lender in accordance with the wire instructions set forth in Exhibit E hereto.  The amount of each payment wired by the Agent to each such Lender shall be such amount as shall be necessary to provide such Lender with its Pro Rata Share of such payment (without consideration or use of any contra accounts of any Lender), or with such other amount as may be owing to such Lender in accordance with this Agreement.  Each such wire transfer shall be sent by the

Agent only after the Agent has received immediately available Dollars from or on behalf of the Borrower and each such wire transfer shall provide each Lender receiving same with immediately available Dollars on receipt by such Lender.  Any such payments of immediately available Dollars received by the Agent after 12:00 o’clock P.M. on any Business Day shall be forwarded in the same manner by the Agent to such Lender(s) as soon as practicable and, in any event, no later than the immediately succeeding Business Day.

SECTION 5.  CASH FLOW DISTRIBUTIONS AND OPERATIONAL ISSUES.

5.1  Net Cash Flow.

5.1.1  Funding of Lock-Box and Owner Collection Account and Distribution Dates.  As set forth in Section 8.1.19 hereof, (i) all Account Debtors (including all REO Affiliates ) and all “lead” lenders under Participation Agreements will be advised and instructed to deliver all payments under Collateral Loans (including Tax Escrow Payments) directly to the Lock-Box, (ii) Borrower, each REO Affiliate and Servicer will promptly remit (or cause to be remitted) to the Owner Collection Account all Net Cash Flow and Tax Escrow Payments received by any of them or any of their respective agents.  Net Cash Flow and Tax Escrow Payments received each month will be distributed by Bank of America, from the Owner Collection Account on the fifteenth (15th) day of the following month, or in the event that such day is not a Business Day then on the next Business Day, and on such other days as may be agreed upon from time to time by Borrower and Agent.  Each date upon which a distribution is to be made from the Owner Collection Account is hereinafter referred to as a “Distribution Date”.  Notwithstanding the foregoing, no payments due California Bank and Trust as a result of its 48.325% interest in FH Arizona Properties, LLC shall be applied to payment of any indebtedness or expenses under this Agreement.

5.1.2  Application of Net Cash Flow and Tax Escrow Payments.  Subject to Section 5.3 below, on each Distribution Date all Net Cash Flow and Tax Escrow Payments then in the Owner Collection Account will be paid and applied by Bank of America, in its capacity as Agent, as follows:

(a)  First, to the payment to Servicer for deposit in the Tax Escrow Account, an amount specified by Servicer in the “Request for Disbursements from Owner Collection Accounts” certificate, a form of which is attached hereto as Exhibit D; which sum shall represent the total amount of Tax Escrow Payments paid into the Owner Collection Account prior to the Distribution Date in question to the extent not previously deposited in the Tax Escrow Account;

(b)  Second, to the payment to the Custodian of any fees and expenses which are then due and payable to the Custodian under the Custodial Agreement or which will become so due and payable on or before the last day of the calendar month in which the Distribution Date in question occurs;

(c)  Third, to the payment to Bank of America, in its capacities as Lock-Box Bank and Depository Bank, of all fees and expenses which are then due and payable to the Lock-Box Bank under the Lock-Box Agreement or to Depository Bank under the AAC Agreement or which will become so due and payable on or before the last day of the calendar month in which the Distribution Date in question occurs;

(d)  Fourth, to the payment to Agent, for the account of the Lenders, of all interest on the Loan which is then due and payable;

(e)  Fifth, to the payment to Agent of any Loan fees, late charges and other fees and expenses which are then due and payable to Agent and/or Lenders under this Agreement or any of the other Loan Documents or which will become so due and payable on or before the last day of the calendar month in which the Distribution Date in question occurs;

(f)  Sixth, to the payment to Agent, for the account of the Lenders, as a Principal Payment, an amount equal to the amount (if any) of any required Principal Reduction Payments which are then due and payable or which will be due and payable on or before the last day of the calendar month in which the Distribution Date in question occurs;

(g)  Seventh, (unless payment of such fees is prohibited by the terms of this Agreement), to the payment to the Servicer (subject to Section 5.3 below) of any “Servicing Fees” (as such term is defined in the Services Agreement) other than “Incentive Servicing Fees” (as such term is defined in the Services Agreement) then owed to the Servicer pursuant to the Services Agreement; which Servicing Fees shall not exceed, on a cumulative basis, fees payable under the Services Agreement;

(h)  Eighth, to the payment to Agent, for the account of the Lenders, of any Release Price which is then due and payable to Lenders pursuant to Section 6.5 of this Agreement;

(i)  Ninth, to the payment to Agent, for deposit in the Cash Reserve Account or application as a principal payment, the amount (if any) required to be so deposited or paid pursuant to Section 10.1 below;

(j)  Tenth, (unless such payment is prohibited by the terms of this Agreement) to the payment to Borrower (subject to Section 5.3 below) of any Net Collection Proceeds and any Net Sales Proceeds that were deposited in the Owner Collection Account since the immediately preceding Disbursement Date to the extent that such Net Collection Proceeds and Net Sales Proceeds exceed the sum of all Release Prices that are payable to Lenders; and

(k)  Eleventh, (unless such payment is prohibited by the terms of this Agreement) to the payment to Borrower (subject to Section 5.3 below), for deposit in the Operating Reserve, of such amount as may be requested by Borrower and approved by Agent in accordance with the provisions of Section 5.4.4 below.

Notwithstanding anything to the contrary set forth in this Section 5.1.2, no disbursements shall be made pursuant to subsections (j) and (k) above or Section 5.2 below, until such time as all of the Additional Conditions Subsequent set forth in Exhibit I hereto have been satisfied.  Any such funds not disbursed shall remain in the Owner Collection Account.

5.1.3  Borrower’s Obligation to Pay Agent and Lenders. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in the event that at any time insufficient Net Cash Flow is available to make any payment then due and payable by Borrower to Agent or Lenders, Borrower shall be required to make each such payment directly to Agent promptly when due.

5.2  Excess Net Cash Flow.

5.2.1  Excess Net Cash Flow.  “Excess Net Cash Flow” is defined as all Net Cash Flow remaining in the Owner Collection Account on any Distribution Date after the payment in full of each of the ten (10) payment categories listed in Subsection 5.1.2(b) through (k) above.

5.2.2  Application of Excess Net Cash Flow.  If, as of any Distribution Date, (a) Lenders have not received Principal Reduction Payments which total at least twenty percent (20%) of the original principal amount of the Loan or (b) the then most-recently calculated Debt Service Coverage Ratio is less than 1.4:1, on each such Distribution Date one hundred percent (100%) of all then existing Excess Net Cash Flow (if any) shall be paid to Agent, for the account of Lenders as a Principal Reduction Payment.  If, as of any Distribution Date, (a) Lenders have received Principal Reduction Payments which total at least twenty percent (20%) of the original principal amount of the Loan, and the then most-recently calculated Debt Service Coverage Ratio is 1.4:1 or greater, subject to Section 5.3 below, on each such Distribution Date, all then existing Excess Net Cash Flow (if any) will be paid and applied as follows:

(a)                                   First, to the payment to Agent, for the account of Lenders (as a Principal Reduction Payment) of an amount equal to fifty percent (50%) of the Excess Net Cash Flow existing on such Distribution Date (if any); and

(b)                           Second, to the payment to Borrower (subject to Section 5.3 below) of an amount equal to fifty percent (50%) of the Excess Net Cash Flow existing on such Distribution Date (if any).

5.3  If Any Default Exists.  Notwithstanding any of the foregoing provisions of this Section 5, at any time when there shall exist any Default or any Event of Default, all Net Cash Flow and all Excess Net Cash Flow shall be distributed from the Owner Collection Account and paid to Agent, for the account of Lenders, for application against the Obligations and, under no circumstances, shall any Net Cash Flow or Excess Net Cash

Flow be paid to Borrower.

5.4  Operational Issues and Operating Reserve.

5.4.1  Servicer and Services Agreement.  Borrower shall at all times retain the services of a servicer reasonably satisfactory to Majority Lenders to service the Collateral Loan Pool and the REO Properties.  Such servicer shall render its services pursuant to a Services Agreement in all respects reasonably satisfactory to Majority Lenders.  In this regard, Lenders have approved FirstCity Servicing Corporation as the Servicer and have approved that certain Services Agreement of even date herewith by and between Borrower and FirstCity Servicing Corporation.  Any replacement servicer and any replacement services agreement must be approved in writing by Majority Lenders, which approval shall not be unreasonably withheld.  For all purposes, the Servicer shall be deemed to be the agent of Borrower and any and all funds of Borrower in the possession of Servicer or any of its agents shall be deemed to be in the possession of the Borrower. .  Notwithstanding the foregoing, Majority Lenders will not unreasonably withhold their approval of a proposed new servicer if such new servicer is “rated” by Standard & Poor’s as a servicer with an above average rating or above or by Moody’s or Fitch as a servicer with an equivalent or above rating.

5.4.2  Property Management Agreements.  As to each REO Property with respect to which the REO Affiliate in question enters into a Property Management Agreement, such Property Management Agreement shall conform to and contain the provisions of the definition of Property Management Agreement contained herein.

5.4.3  Tenant Security Deposits.  All Tenant Security Deposits will be maintained by Servicer or the applicable Property Manager in accordance with applicable law.  Upon Agent’s demand, Servicer and each Property Manager will pay to Agent all Tenant Security Deposits held by them, which Tenant Security Deposits will then be held by Agent in accordance with applicable law.

5.4.4                        Operating Account and Operating Reserve .

(a)  Operating Reserve.  Borrower shall have the right, at its option, to establish and maintain, from time to time, from funds on deposit in Borrower’s Operating Account, an operating reserve (the “Operating Reserve”) provided that any such Operating Reserve shall (a) be in all respects subject to the terms and conditions of this Agreement and (b) be funded and utilized solely in accordance with the terms and conditions set forth in this Agreement.  The Operating Reserve shall be subject to the following limit (the “Operating Reserve Limit”): the maximum amount permitted to be in the Operating Reserve at any time shall be $1,000,000.00.

If at any time Borrower elects to establish and maintain an Operating Reserve, Borrower shall submit to Agent, for its approval, a budget of all expenditures to be made from such Operating Reserve.  Such Operating Reserve budget shall be updated by Borrower from time to time and each update also shall be subject to Agent’s approval.

Any such Operating Reserve budget, or updated budget, approved by Agent is referred to herein as an “Approved Operating Reserve Budget”.  Borrower shall be permitted to utilize funds in the Operating Reserve for Permitted Lease-Up Expenses and other expenses which would qualify as a Protective Advance in accordance with the then effective Approved Operating Reserve Budget.  From time to time, as contemplated in Section 5.1.2(j) above, Borrower shall be entitled to request that Net Cash Flow be deposited into the Operating Reserve.  At no time shall Agent be required to deposit Net Cash Flow into the Operating Reserve in excess of the lesser of (a) the amount set forth in the then effective Approved Operating Reserve Budget, or (b) the then applicable Operating Reserve Limit.  In connection with each such request, Borrower shall submit to Agent, for Agent’s approval, (a) a report (an “Operating Reserve Report”) detailing on an Asset-by-Asset basis all expenditures made by Borrower from the Operating Reserve since the last Operating Reserve Report submitted to Agent and setting forth a calculation, on a cumulative basis, of all expenditures made from the Operating Reserve from the Closing Date through the date of the Operating Reserve Report in question; which Operating Reserve Report will be in all respects reasonably satisfactory to Agent, and (b) invoices and such other back-up information as Agent may require evidencing all such expenditures from the Operating Reserve.

(b)  Operating Account.  Borrower shall at all times maintain the Operating Account with Bank of America.

SECTION  6.  COLLATERAL:  GENERAL TERMS

6.1  Security Interest in Personal Property.  To secure the prompt payment and performance to Agent and Lenders of the Obligations, Borrower, pursuant to the Security Agreement and the other Security Documents, shall grant to Agent, for the benefit of Lenders, a first and prior continuing security interest in and Liens upon all of the Collateral, except for the portion of the Collateral which is REO Property, and expressly including, without limitation, all of the Borrower’s rights in the Cash Reserve Account, the Owner Collection Account, the Operating Account and the Services Agreement.  At the time the Borrower forecloses upon any personal property securing payment of a Collateral Loan, upon Agent’s request, Borrower shall also execute a “Supplement to Security Agreement”, which “Supplement to Security Agreement” shall detail the specific assets being foreclosed upon.  Borrower agrees to execute the UCC-1 Financing Statements provided for by the Code or otherwise together with any and all other instruments, assignments or documents and shall take such other action (including the filing of such UCC-1 Financing Statements and other documents with appropriate filing offices at the expense of Borrower) as may be required by Agent to perfect or to continue the perfection of Agent’s security interest in the Collateral.  Unless prohibited by applicable law, Borrower hereby authorizes Agent to file any such Financing Statement on Borrower’s behalf without the signature of Borrower.  The parties agree that, if permitted by applicable law, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

6.2  Lien on REO Properties.

(a)  All REO Properties will be owned by an REO Affiliate approved by Agent; it being understood that Borrower will not be taking title to any REO Properties.  Except in instances where Lenders demand a prepayment in accordance with Section 4.2.3 hereof, promptly upon the acquisition of title to a REO Property, Borrower agrees (i) to cause the REO Affiliate in question to execute and deliver to Borrower an REO Note, which shall be promptly delivered to Custodian, and REO Security Documents granting to Borrower a first and prior Lien upon each such REO Property, or in cases where such asset was subject to a prior Lien at the time Borrower purchased the Collateral Loan secured by such asset and such prior Lien was disclosed to Lenders in writing prior to the Closing Date, a Lien subject only to Permitted Prior Liens, and (ii) to promptly execute and deliver to Agent an allonge with respect to such REO Note and an Assignment with respect to such REO Security Documents.  Such REO Security Documents (and, to the extent required by Agent, such Assignment) shall all be recorded, at the expense of Borrower, with such filing offices as may be required by Agent to evidence Agent’s Lien on such REO Property.  Prior to the taking of title to any REO Property by an REO Affiliate, Borrower shall provide Agent with an Environmental Site Assessment with respect to each such parcel of REO Property or an update of any Environmental Site Assessment which was previously delivered to Agent in connection with such REO Property (if any), and Borrower shall have received Agent’s written acknowledgement that the results thereof are acceptable to Agent.  In addition, in the event that such REO Property has an Allocated Loan Amount of $100,000 or more, and upon Agent’s request, Borrower shall be obligated, at Borrower’s expense, to provide for Agent’s benefit such additional documentation as Agent would ordinarily require in connection with real estate collateral, including without limitation, the following: an appraisal performed in accordance with applicable law, a Title Certificate or, if requested by Agent, a Title Insurance Policy, in accordance with Section 8.1.20 below, a survey, and policies of liability, hazard and casualty insurance naming Agent as additional insured, mortgagee and loss payee.  The foregoing provisions shall not apply to the REO Property owned by FH Arizona Properties, LLC, but all other provisions and requirements with respect to an REO Property in this Agreement shall be applicable to such REO Property, provided that under no circumstances shall FH Arizona Properties, LLC be required to deliver any payments due to California Bank and Trust as a result of its 48.325% interest in FH Arizona Properties, LLC to the Agent, Lenders or the Owner Collection Account, nor shall any such payments be applied to payment of any indebtedness or expenses under this Agreement.

(b)  At this time, Lenders have agreed (a) to refrain from requiring the recording of any of the Assignments and any of the REO Security Documents relating to REO Properties that are located in the States of Florida, New York or Maryland unless and until there shall have occurred an Event of Default, and (b) such REO Security Documents relating to REO Properties located in the States of Florida, New York or Maryland shall not be deemed to be effective unless and until there shall have occurred an Event of Default; provided, however, Agent shall have the right at any time after the occurrence of any Event of Default to record any and all of such REO Security

Documents and such Assignments, at the expense of Borrower, with such filing offices as may be required by Agent to evidence Agent’s Lien on such REO Properties.

6.3  Insurance of Collateral.

6.3.1  Borrower shall promptly notify Agent of the failure of any Account Debtor under a Collateral Loan to maintain the insurance coverage required under such Collateral Loan and, as to Collateral Loans having an Allocated Loan Amount of greater than $100,000, except as otherwise agreed to by Agent in writing, the Borrower shall procure the required coverage.  Borrower agrees to maintain and pay for (or cause the respective REO Affiliate to maintain and pay for) insurance upon all REO Properties having an Allocated Loan Amount of in excess of $100,000 covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Agent; provided, however, as long as Borrower maintains casualty and hazard coverage in amounts sufficient to avoid the application of any applicable co-insurance provision, Borrower shall not be required to maintain such coverage in excess of the lesser of the replacement cost or the Release Price of an Asset owned by Borrower.  In addition, upon Agent’s request, (i) Borrower will maintain and pay for such insurance upon REO Properties having an Allocated Loan Amount of less than $100,000 upon Agent’s request on a case by case basis, and (ii) Borrower will maintain and pay for insurance covering Borrower for casualty loss with respect to any Collateral where the Account Debtor under a Collateral Loan has failed to maintain such insurance coverage.  Borrower shall deliver certified copies of such policies to Agent with satisfactory endorsements naming Agent as additional insured, as loss payee and as mortgagee pursuant to a standard mortgagee clause.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or any owner of the insured property nor by the occupation of the premises for purposes more hazardous than are permitted by said policy.  If Borrower fails to provide and pay for such insurance, Agent or Lenders may, at Borrower’s expense, procure the same, but Agent and Lenders shall not be required to do so.  Upon Agent’s request, Borrower shall deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

6.3.2  It is agreed that Borrower may elect to provide the insurance required by Section 6.3.1 above by one or more multi- property policies in lieu of individual insurance policies for each property.  Any such multi-property policy will be (i) in the amounts required under Section 6.3.1 above as to each covered property, (ii) shall be in a total amount in all respects satisfactory to Agent and (iii) shall provide coverage for public liability in an amount not less than $5,000,000.00; provided however, Agent reserves the right to require a separate insurance policy on any REO Property which is owned by an REO Affiliate for more than six (6) months.

6.4  Audits.  Lenders may from time to time, upon notification to Borrower, conduct an audit of any and all Collateral and all books and records of Borrower and each REO Affiliate, and all costs of one audit per calendar year shall be reimbursed by Borrower within thirty (30) days after the notification by Lenders to Borrower of the completion of such audit.  The costs and expenses of such audits shall not exceed $5,000.00 per audit.

6.5                                 Release of Assets.

6.5.1                                  In connection with any sale of an REO Property to an Unrelated Third Party, in connection with any sale (whether in the normal course of business or pursuant to a foreclosure) of each other item of Collateral to an Unrelated Third Party and in connection with the Settlement of each Collateral Loan (each such item of Collateral and Collateral Loan being hereinafter referred to as a “Released Asset”), Borrower may request the release of such Released Asset from the lien of the Security Documents.  In connection with any such requested release of a Released Asset, Lenders agree that Agent is authorized to and Agent shall release/discharge Agent’s Lien(s) on the respective REO Property, other item of Collateral or Collateral Loan upon receipt of a payment to the Owner Collection Account of an amount (the “Required Owner Collection Account Amount”) that is equal to the 100% of the hereinafter defined Release Price with respect to such Released Asset.  Lenders’ consent to any such release of a Released Asset shall not be required so long as 100% of the Required Owner Collection Account Amount that is applicable to such Released Asset is deposited in the Owner Collection Account.  The above provisions shall be applicable to all Assets, whether owned by Borrower or by any REO Affiliate and as to each REO Property owned by any REO Affiliate, the Required Owner Collection Account Amount and the Release Price shall be calculated as if Borrower were the owner of the REO Property in question and as if no REO Note existed.

6.5.2.                                                The “Release Price” with respect to each Released Asset is defined as follows:

(a)                                             In connection with any sale or Settlement, as the case may be, of the Released Asset in question (i) if the Debt Service Coverage Ratio (excluding all Performing Net Cash Flow that is attributable to such Released Asset, if any) as of the last Calculation Date was less than 1.4 to 1, then the Release Price with respect to such Released Asset shall be an amount equal to the greater of (i) 115% of the Allocated Loan Amount of such Released Asset (as reduced by prior collections directly relating to such Released Asset which have been received by Lenders and applied in reduction of the outstanding principal balance of the Loan) or (ii) 100% of the Net Sales Proceeds or the Net Collection Proceeds, as the case may be.

(b)                                            In connection with any sale or Settlement, as the case may be, of the Released Asset in question if the Debt Service Coverage Ratio (excluding all Performing Net Cash Flow that is attributable to such Released Asset, if any) as of the last Calculation Date was greater than or equal to 1.4 to 1 and (ii) the LTV Ratio as of the last Calculation Date was greater than 55%, then the Release Price with respect to such Released Asset shall be an amount equal to the greater of (i) 115% of the Allocated Loan Amount of such Released Asset (as reduced by prior collections directly relating to such Released Asset which have been received by Lenders and applied in reduction of the outstanding principal balance of the Loan), or (ii) 80% of the Net Sales Proceeds or the Net Collection Proceeds, as the case may be.

(c)                                             In connection with any sale or Settlement, as the case may be, of the Released Asset in question if the Debt Service Coverage Ratio (excluding all Performing Net Cash Flow that is attributable to such Released Asset, if any) as of the last Calculation Date was greater than or equal to 1.4 to 1 and (ii) the LTV Ratio as of the last Calculation Date was less than or equal to 55%, then the Release Price with respect to such Released Asset shall be an amount equal to the greater of (i) 115% of the Allocated Loan Amount of such Released Asset (as reduced by prior collections directly relating to such Released Asset which have been received by Lenders and applied in reduction of the outstanding principal balance of the Loan), or (ii) 70% of the Net Sales Proceeds or the Net Collection Proceeds, as the case may be.

(d)                                  Notwithstanding the foregoing, Borrower shall have the right to request, from time to time, that the Release Price with respect to any particular Released Asset be less than the amount that is specified in subsection (a) above and if the Majority Lenders, in their sole discretion, approve such request, the Release Price with respect to such Released Asset shall be such lesser amount as may be approved by the Majority Lenders.

6.5.3                                                   In connection with the release of each Released Asset, Borrower will submit to Agent, for Agent’s determination as to compliance with this Agreement, a Release Request in the form of Exhibit H hereto (“Release Request”) signed by Borrower setting forth (a) the anticipated Net Sales Proceeds or Net Collection Proceeds, as the case may be, to be received by Borrower in connection with the sale or Settlement of such Released Asset, (b) Borrower’s calculation of the then applicable Debt Service Coverage Ratio (calculated using only the Assets that will remain subject to the Security Documents after the requested release) and (c) Borrower’s calculation of the Release Price and the Required Owner Collection Account Amount.  In connection with each proposed release of an Asset, Agent reserves the right to recalculate the Debt Service Coverage Ratio and, in this regard, as a precondition to Agent’s approval of any such Release Request, Borrower shall have submitted to Agent all required financial information with respect to the respective Calculation Period.  Within ten (10) days after Agent’s receipt of a Release Request and such other required financial information, Agent will notify Borrower of the Required Owner Collection Account Amount and the required Release Price.

6.6  Termination of Security Interests.  Upon payment in full of the Obligations, Agent shall release, terminate and satisfy all of its security interests in and Liens upon all remaining Collateral, and shall deliver to Borrower any and all written instruments requested by Borrower which are reasonably necessary to evidence such release, termination and satisfaction.  Neither Agent nor Lenders shall have any obligation to pay any costs or fees associated with the filing or recordation of any such release, termination or satisfaction and Borrower agrees to pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Agent or Lenders in connection with the preparation of any of such instruments.

SECTION 7.  REPRESENTATIONS AND WARRANTIES

7.1                                  General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make the Loan hereunder, Borrower warrants, represents and covenants to Agent and Lenders, as of the date of this Agreement, as follows:

7.1.1  Organization, Ownership; Etc.

(a)                                   The Borrower is a Texas limited liability company.  The Borrower was formerly known as “FH Partners Investments LLC” and is the surviving entity of a merger among Borrower, FH Asset Corp., a Texas corporation, and FH Partners, L.P., a Texas limited partnership.

(b)                                  Each of the two current REO Affiliates is a limited liability company, and each of such entities is duly organized, validly existing and in good standing under the laws of the jurisdiction governing the entity’s internal affairs; and each of such entities is duly qualified and authorized to do business and in good standing in all states and jurisdictions where the character of its assets or the nature of its activities make such qualification necessary and in which the failure to so qualify could have a material adverse effect on the Borrower; and Borrower has not been known as or used any corporate, fictitious or trade names in the past.  The Member is the sole member of Borrower.  All of the membership interests in the Borrower and the ownership interests in each REO Affiliate are owned as set forth in Exhibit C attached hereto and incorporated herein by reference.  All of the legal and beneficial ownership interests in each respective member (other than California Bank and Trust), as applicable, are also as set forth on such Exhibit C.  The taxpayer identification numbers of Borrower, Member and each REO Affiliate are accurately set forth on such Exhibit C.

7.1.2  Power and Authority.  Borrower has the right and power and is duly authorized to enter into, deliver and perform this Agreement and each of the other Loan Documents to which it is a party, and this Agreement is, and each of the other Loan Documents when delivered pursuant to this Agreement will be, legal, valid and binding obligations of Borrower enforceable against it in accordance with their respective terms.  Member has the right and power and is duly authorized to cause and direct Borrower to enter into, deliver and perform this Agreement and each of the other Loan Documents to which Borrower is a party.

7.1.3  Use of Loan Proceeds.  The Loan Proceeds will be used solely (a) to refinance the Assets, (b) to pay costs incurred by Borrower and (c) to fund reserves established by Borrower in connection with the closing of the Loan.  Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or be used for any purpose which violates or is inconsistent with the provisions of Regulations G, T, U or X of said Board of Governors.

7.1.4  Consents, Etc.

(a)                                                       Borrower, the Member and each REO Affiliate and each REO Affiliate Owner has, and each is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its assets as now owned or leased by it; and in which the failure to so qualify could have a material adverse effect on such Person; and

(b)                                                      The execution, delivery and performance by (i) the Borrower of the Loan Documents, (ii) each REO Affiliate and each REO Affiliate Owner of the REO Notes and REO Security Documents, do not and will not (1) require any consent or approval of any REO Affiliate  Owners (or if any such consent is required, it will be obtained prior to the respective execution, delivery and performance of each respective document); (2) contravene the Borrower’s Limited Liability Company Agreement or any REO Affiliate’s respective limited liability operating company agreement or other governing documents, as applicable or; (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower, the Member, any REO Affiliate or any REO Affiliate Owner; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower, the Member or any REO Affiliate or any REO Affiliate Owner is a party or by which the Borrower, the Member, or any REO Affiliate or any REO Affiliate Owner or their properties may be bound or affected; (5) except as may be provided by the Security Documents or the REO Security Documents (with respect to any REO Affiliate), result in the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower, the Member, any REO Affiliate or any REO Affiliate Owner; or (6) cause the Borrower, the Member, any REO Affiliate or any REO Affiliate Owner to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

7.1.5  Pending Proceedings.  There are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower, Member, Servicer, any REO Affiliate or any REO Affiliate Owner, or any of

their assets in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, could materially and adversely affect the assets, business, prospects, profits or condition (financial or otherwise) of Borrower or any such Person.

7.1.6  Title to Assets.  Borrower has good title to all of its property and Assets, in each case, free and clear of all Liens except Permitted Liens.  Each REO Affiliate has good indefeasible title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real property and good title to its interests in any other REO Affiliate other than Permitted Liens.

7.1.7  Financial Condition.  There are no liabilities of the Borrower, any REO Affiliate or any REO Affiliate Owner, fixed or contingent, which are material and which have not been disclosed to Agent in writing.  The fiscal years of Borrower, Member, each REO Affiliate and each REO Affiliate Owner, as applicable, end on December 31 of each year.

7.1.8  Material Facts.  There is no fact which Borrower or the Servicer has failed to disclose to Agent in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the assets, business, prospects, profits, or condition (financial or otherwise) of Borrower or the Servicer or the ability of Borrower to perform this Agreement.  No information, exhibit or report furnished by the Borrower to the Agent or Lenders in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted a material fact or any fact necessary to make the statement contained therein not materially misleading.

7.1.9  ERISA Compliance.  The Borrower is in compliance in all material respects with all applicable requirements of ERISA and the regulations promulgated thereunder.  No fact or situation that could result in a material adverse change in the financial condition of Borrower (including, but not limited to, any Reportable Event or Prohibited Transaction) exists in connection with any Plan.  Borrower does not have any withdrawal liability in connection with a Multi-Employer Plan.  None of the equity funds provided or being provided by Borrower or its Member are being invested on behalf of a pension plan or other entity which is subject to ERISA.

7.1.10  Taxes and Assessments.  Borrower, each REO Affiliate and the Servicer have filed all federal, state and local tax returns and other reports they are required by law to file and have paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges that are due and payable; excluding, however, taxes or assessments that are a Lien on any REO Property or on any real property security a Collateral Loan with respect to which (i) Borrower has made a good faith commercially reasonable business determination to defer the payment of such taxes or assessments, (ii) the REO Property or real property in question is not sold at any tax sale or in any other action to foreclose a tax lien or other similar proceeding, and (iii) Agent has specifically consented to Borrower’s decision to defer the payment of such taxes or assessments, which consent shall not be unreasonably withheld.

Provided that all relevant information concerning the deferral of the payment of any such taxes or assessments is included in the tax status reports that are delivered by Borrower to Agent pursuant to this Agreement, Agent shall be deemed to have consented to any deferral that is identified in such reports unless Agent objects thereto in writing within thirty (30) days after its receipt of the applicable report.

7.1.11  Compliance with Laws.  Borrower, each REO Affiliate and Servicer have duly complied with, and their assets, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations (including, without limitation, Environmental Laws) applicable to Borrower, each REO Affiliate, Servicer and their assets or the conduct of their businesses.  Neither Borrower nor any REO Affiliate, nor, to the best of Borrower’s knowledge, any of their respective assets is in material violation of any Environmental Laws or subject to any existing, pending or overtly threatened investigation by any governmental authority under any Environmental Law.  To the best of Borrower’s knowledge, no Hazardous Substance has been disposed of or released on any of Borrower’s assets or any of the applicable REO Affiliate’s assets.

7.1.12  Existence of Defaults.  No Default or Event of Default will exist or result from the execution and delivery of this Agreement or Borrower’s performance hereunder.

7.1.13  Commissions, Etc..  There are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

7.1.14  Solvency.  Borrower is, and after giving effect to the transactions contemplated under the Loan Documents will be, solvent.  After giving effect to the transactions contemplated under the Loan Documents, the Borrower:  (a) will be able to pay its debts as they become due, and (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage.

7.1.15  Other Agreements.  Except for the Existing BOS Loans which are to be restructured into the New BOS Loan and except for the New FHP — BOS Subordinated Guaranty, neither the Borrower, the Member nor any REO Affiliate nor the Servicer is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the businesses, properties, assets, operations or conditions, financial or otherwise of the Borrower, any REO Affiliate, or the Servicer, or the ability of the Borrower, any REO Affiliate, or the Servicer to carry out its respective obligations under the Loan Documents to which it is a party.  Neither the Borrower nor any REO Affiliate nor the Servicer is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

7.1.16  Principal Place of Business; Books and Records.  The Borrower’s chief executive office and principal place of business is located at the Borrower’s address set forth in Section 13.8 of this Agreement.  All of the Borrower’s books and records are kept at its principal place of business.

7.1.17  Subsidiaries, etc.  Other than any currently existing or hereafter organized REO Affiliates, the Borrower has no subsidiaries.

7.1.18  Preliminary Statement.  All information and statements set forth in the Preliminary Statement of this Agreement are true and accurate as of the date hereof.

7.1.19                        Authorized Representatives.  Agent and Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the execution of Notices of Borrowing.  Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Agent.  The present Authorized Representatives are listed on Exhibit A.

7.2                                  Reaffirmation and Survival of Representations.  The submission of a Notice of Borrowing by Borrower pursuant to this Agreement shall constitute (a) an automatic representation and warranty by Borrower to Agent and Lenders that there does not then exist any Default or Event of Default, and (b) in the event the date of such Notice of Borrowing is different than the date of this Agreement, a reaffirmation as of the date of such Notice of Borrowing that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date rather than the date of this Agreement. Borrower covenants, warrants and represents to Agent and Lenders that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrower’s execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS

8.1                                  Affirmative Covenants.  During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and/or Lenders outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, Borrower shall, and Borrower shall cause each REO Affiliate to:

8.1.1  Payment of Taxes; Liens.  Pay and discharge all taxes, assessments and governmental charges upon it, its income and assets as and when such taxes, assessments and charges are due and payable, except and to the extent only that (a)

such taxes, assessments and charges are being actively contested in good faith and by appropriate proceedings, Borrower maintains adequate reserves on its books therefor and the nonpayment of such taxes does not result in a Lien upon any assets of Borrower or each REO Affiliate other than a Permitted Lien, or (b) in the case of any particular REO Property or other real property securing a Collateral Loan, Borrower has made a good faith commercially reasonable business decision to defer the payment of such taxes, assessments or governmental charges and Agent has specifically consented thereto in accordance with Section 7.1.10 above.  Borrower shall also pay and discharge any lawful, valid claims which, if unpaid, might become a Lien against any of Borrower’s or any REO Affiliate’s assets except for Permitted Liens.

8.1.2  Filings.  File all federal, state and local tax returns and other reports Borrower or any REO Affiliate is required by law to file and maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any assets belonging to it.

8.1.3  Certain Expenses.  Pay to Agent and Lenders, upon demand therefor, any and all reasonable fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower proceeds of the Loan and (ii) the depositing for collection of any check or item of payment received by or delivered to Agent or any Lender on account of the Obligations.

8.1.4  Maintenance of Rights.  Preserve and maintain its separate existence and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary.

8.1.5  Maintenance of Assets.  Maintain its physical assets in as good of a condition as they existed on the date acquired by Borrower or such REO Affiliate, ordinary wear and tear excepted.

8.1.6  Compliance with Laws.  Comply with all laws, ordinances, governmental rules and regulations to which it is subject, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its assets or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the assets or condition (financial or otherwise) of Borrower or any REO Affiliate.  Borrower and each REO Affiliate shall at all times keep and maintain their assets in material compliance with, and shall not cause or permit any of the same to be in material violation of, any applicable Environmental Law.

8.1.7  Compliance with ERISA.  (i) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) promptly after the filing thereof, furnish to Agent copies of any annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates subject to said Section; (iii) notify

Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Agent, promptly upon Agent’s request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

8.1.8  Records and Books.  Keep adequate records and books of account with respect to its business activities and the business activities of each REO Affiliate in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

8.1.9  Inspections.  Upon reasonable notice, permit representatives of Lenders, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the assets of Borrower and each REO Affiliate, inspect and make extracts from its books and records, and discuss with its Member, its employees, its independent accountants and its Property Managers, Borrower’s and such REO Affiliate’s business, assets, liabilities, financial condition, business prospects and results of operations.

8.1.10  Financial Reports.  Cause to be prepared and furnished to Agent the following (all to be kept and prepared in accordance with GAAP applied on a consistent basis):

(a)                                   as soon as possible, but not later than one hundred twenty (120) days after the close of each fiscal year of Borrower, either (i)  unqualified audited financial statements of Borrower as of the end of such year, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent or (ii) financial statements of Borrower as of the end of such year prepared by KPMG LLP in accordance with the “agreed upon procedures” contained in the December 14, 2011 letter agreement between KPMG LLC and Borrower; and

(b)                                  not later than thirty (30) days after the end of each calendar quarter, (i) a listing of all Assets remaining subject to the Security Documents as of the last day of the calendar quarter in question together with Borrower’s calculations of then Net Present Value of all such Assets, (ii) Borrower’s calculation of the Debt Service Coverage Ratio as of the last day of the calendar quarter in question, and (iii) Borrower’s calculation of the LTV Ratio as of the last day of the calendar quarter in question; all of which calculations shall be subject to Agent’s review and approval or recalculation (as reasonably determined by Agent) on the next Calculation Date; and

(c)                                   as soon as possible, but not later than the earlier to occur of a date that is (i) ten (10) days after Servicer receives an opinion letter issued by the certified public accountants engaged by Servicer to audit its fiscal year end financial statements or (ii) one hundred twenty (120) days after the close of each fiscal year of Servicer, unqualified audited consolidated financial statements of Servicer as of the end of such year, certified by a firm of independent certified public accountants of recognized standing selected by Servicer but acceptable to Agent; and

(d)                                  as to each REO Property, from time to time upon request by Agent, not later than ten (10) days after any such request, a “rent roll”, so-called, dated as of the end of the then most recent calendar quarter and stating with respect to each rental unit in the REO Property in question, the name of the tenant thereof, the rent paid by such tenant, the date to which such rent is paid, the date on which such tenant’s leasehold interest terminates and the amount held by the REO Affiliate in question by way of security deposit from each such tenant; which rent roll is to be certified to as being accurate by a Responsible Officer of the applicable REO Affiliate in question and by a Responsible Officer of the Servicer; and

(e)                                   as soon as possible, but not later than twenty-five (25) days after the end of each calendar month, unaudited operating statements of Borrower as of the end of such month and as of the portion of Borrower’s fiscal year then elapsed, certified by a Responsible Officer of the Borrower and by a Responsible Officer of the Servicer as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations of Borrower and each REO Affiliate (on an REO Property by REO Property basis) for such calendar month and period, subject only to changes from audit and year-end adjustments and except that such statements need not contain accountant’s notes thereto; which operating statements shall be in form reasonably acceptable to Agent and shall include and be supplemented by such detail, supporting data and schedules and other information as Agent may reasonably require.

Concurrently with the delivery of the financial statements described in clause (a) of this Section 8.1.10, Borrower shall forward to Agent a copy of the independent auditor’s report to Borrower’s management that is prepared in connection with such financial statements.  Concurrently with the delivery of the operating statements to be delivered with respect to the last month of each calendar quarter pursuant to clause (e) of this Section 8.1.10 and the calculations to be delivered as of the last day of each calendar quarter pursuant to clause (b) of this Section 8.1.10, Borrower shall cause to be prepared and furnished to Agent a certificate in the form attached hereto as Exhibit G (a “Compliance Certificate”) from a Responsible Officer of the Borrower, from a Responsible Officer of each REO Affiliate, and from a Responsible Officer of the Servicer certifying to Agent and Lenders that, to the best of such Responsible Officer’s knowledge (a) no Default or Event of Default has occurred, or, if such Default or Event of Default has occurred, specifying the nature thereof, (b) compliance with the Debt Service Coverage Ratio covenant referenced therein and (c) the accuracy of the financial information furnished pursuant to this Section 8.1.10.

8.1.11  Tax Escrow Reports & Tenant Security Deposit Reports.  From time to time upon request by Agent, not later than ten (10) days after any such request,  furnish to Agent:

(a) a “Tax Escrow Report” detailing on an Asset by Asset basis (i) the annual real estate taxes (and to the extent applicable, insurance premiums) payable with respect to each Asset, (ii) a detail by category (i.e. real estate taxes, insurance, Net Insurance and Condemnation Proceeds, etc.) of the total amount of Tax Escrow Payments deposited in the Tax Escrow Account during the calendar month in question, (iii) a detail by category of the total amount of withdrawals from the Tax Escrow Account during such calendar month, and (iv) the remaining balance of real estate taxes (and where applicable, insurance premiums) due with respect to the Asset in question, which report shall be certified to by a Responsible Officer of the Servicer and a Responsible Officer of the Borrower; and

(b) a “Tenant Security Deposit Report” detailing, on an REO Property by REO Property basis and a tenant by tenant basis, the total amount of Tenant Security Deposits held by Servicer or the applicable Property Manager as of the end of the calendar month in question which report shall be certified to by a Responsible Officer of the Servicer and a Responsible Officer of the Borrower.

8.1.12  Collateral Loans Reports.  As soon as possible but no later than thirty (30) days after the end of each calendar month, furnish to Agent an analysis of all Collateral Loans reflecting monthly collections, outstanding balances, anticipated future collections, Settlement information, default status and such information as Agent may otherwise request (the “Collateral Loans Reports”).  In addition, at Majority Lenders’ option, Majority Lenders shall have the right to require such Collateral Loans Reports and such other information as Majority Lenders may otherwise reasonably request, on a weekly or bi-weekly basis.

8.1.13  Further Assurances.  At Agent’s request, promptly execute and deliver or cause to be executed and delivered to Agent any and all documents, instruments and agreements deemed necessary by Agent to perfect or to continue the perfection of Agent’s Liens, to facilitate collection of the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

8.1.14  Ancillary Agreements.  Enter into the AAC Agreement, the Custodial Agreement and the Services Agreement and fully comply with all terms thereof; and pay, perform and observe each of its obligations under any other agreement to which it is a party in accordance with the terms thereof.

8.1.15  General Indemnity.  Indemnify, protect, and hold Agent and Lenders and their respective parents, subsidiaries, directors, officers, employees, representatives, agents, successors, assigns, and attorneys (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses (including, without limitation, reasonable attorneys’ fees and legal expenses whether or not suit is brought and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the Loan, the Collateral, the Other Agreements, the Loan Documents or any of the transactions contemplated therein (EXPRESSLY INCLUDING THE ORDINARY NEGLIGENCE OF LENDERS AND AGENT, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDERS AND AGENT) (collectively, the “Indemnified Liabilities”), to the extent that any of the Indemnified Liabilities results, directly or indirectly, from any claim made or action, suit, or proceedings commenced by or on behalf of any Person other than the Indemnified Parties or Borrower; PROVIDED, HOWEVER, THAT ALTHOUGH EACH INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO BE INDEMNIFIED FROM ITS OWN ORDINARY NEGLIGENCE, NO INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; provided further, however, that Agent and Lenders shall not be indemnified against claims resulting from Agent’s or Lenders’ own actions taken with respect to any Asset after Agent forecloses its Lien upon such Asset.  The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligations and termination of this Agreement.

8.1.16   Environmental Site Assessments.  With respect to any REO Property, Agent shall have the right at any time to require that Borrower obtain and deliver to Agent an Environmental Site Assessment which Environmental Site Assessment shall be addressed to Borrower and Agent.  Borrower acknowledges that Agent shall have the right to retain the services of one or more environmental consultants, satisfactory to Agent, to review any such Environmental Site Assessments and to review all other environmental site assessments at any time submitted to Agent with respect to the Assets and that the fees and expenses of such environmental consultants shall be paid by Borrower.

8.1.17  Environmental Indemnity.  Indemnify, protect, and hold each of the Indemnified Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, without limitation, all reasonable attorneys’ fees and legal expenses whether or not suit is brought and settlement costs), and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnified Parties, (EXPRESSLY INCLUDING THE ORDINARY NEGLIGENCE OF LENDERS AND AGENT, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDERS AND AGENT) with respect to or as a direct or indirect result of the violation of any Environmental Law by Borrower, by any Account Debtor under any Collateral Loan or by the condition of any of the Collateral or any real or personal property which secures any Collateral Loan; or with respect to or as a direct or indirect result of Borrower’s or any REO Affiliate’s or any such Account Debtor’s generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence in connection with its properties of a Hazardous Substance including, without limitation, (a) all damages of any such use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence, or

(b) the costs of any required or necessary environmental investigation, monitoring, repair, cleanup, or detoxification and the preparation and implementation of any closure, remedial, or other plans.  The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligations and termination of this Agreement.  In addition to the foregoing, in the event that Borrower learns that any REO Property which has an Allocated Loan Amount of $100,000 or more has a condition that may require reporting or remediation, or both, pursuant to any Environmental Law applicable to such REO Property, Borrower or the applicable REO Affiliate shall obtain an Environmental Site Assessment of such REO Property, and if the report of such Environmental Site Assessment states that there is a condition on or in such REO Property that requires reporting or remediation as aforesaid, then Borrower or the applicable REO Affiliate shall, at Majority Lenders’ election, promptly either:  (a) take any and all actions necessary to comply with the applicable Environmental Laws with respect to such condition(s) or (b) obtain the release/discharge of Agent’s Lien on such REO Property by paying to Agent the Release Price (as a prepayment on the Loan) and otherwise complying with the provisions of Section 6.5 above (except that it shall not be necessary for the REO Affiliate in question to sell such REO Property to anyone), and Agent agrees to consent to such release/discharge.

8.1.18  Sale of Collateral and Collection of Collateral Loans.  If at any time Borrower or an REO Affiliate sells any items of Collateral, real or personal, then, promptly upon its receipt of the proceeds of such sale, Borrower or such REO Affiliate shall make a payment into the Owner Collection Account in an amount equal to the Required Owner Collection Account Amount with respect to such item of Collateral.  If at any time Borrower (a) makes a collection in full of a Collateral Loan, (b) agrees to settle any Collateral Loan or (c) makes a collection against a Collateral Loan in connection with a sale to an Unrelated Third Party of any item of personal property or real property securing a Collateral Loan pursuant to a foreclosure or other legal proceedings, then, promptly upon its receipt of same, Borrower shall make a payment into the Owner Collection Account in an amount equal to the Required Owner Collection Account Amount with respect to such Collateral Loan.  To the extent that any funds are not deposited in the Owner Collection Account in accordance with the above by reason of the inability to properly identify same, Borrower or Servicer shall not be in default of this Section if such funds are deposited in the Owner Collection Account within two (2) Business Days after the proper identification of same.

8.1.19  Deposit all Funds in Owner Collection Account.  Advise and instruct all Account Debtors (including all REO Affiliates ) and all “lead” lenders under Participation Agreements to deliver all payments under Collateral Loans (including all Tax Escrow Payments) directly to the Lock-Box and deposit, or cause to be deposited, in the Owner Collection Account, all Net Cash Flow and all Tax Escrow Payments within two (2) Business Days after the receipt thereof.  To the extent that any funds are not deposited in the Owner Collection Account in accordance with the above by reason of the inability to properly identify same, Borrower or Servicer shall not be in default of this Section if such funds are deposited in the Owner Collection Account within two (2) Business Days after the proper identification of same.

8.1.20  Title Insurance Policies.

(a)   As to each parcel of real property securing a Collateral Loan, prior to the Closing Date, Borrower shall have recorded with the appropriate records of land evidence the appropriate assignment to Borrower of the mortgage or deed of trust which secures such Collateral Loan.

(b)   At this time, Lenders have agreed to refrain from requiring the recording of any of the Assignments to Agent; provided however, Agent shall have the right to record in the appropriate records of land evidence all of the Assignments, or any of them, at any time after the occurrence of an Event of Default hereunder.  As to any Asset, within ten (10) Business Days after receipt of written notice from Agent that Agent has recorded an Assignment, Borrower shall deliver to Agent a Title Certificate or a Title Insurance Policy with respect to such parcel of real property.

(c)   As to any REO Property acquired by Borrower or an REO Affiliate, within ten (10) Business Days after the date of Borrower’s or such REO Affiliate’s acquisition of such REO Property, (i) the appropriate REO Affiliate shall execute and deliver to Borrower the appropriate REO Note and the appropriate REO Security Documents with respect to such REO Property, (ii) subject to Section 6.2(b), all such REO Security Documents shall be recorded by the Borrower in the appropriate land records and shall be delivered by Borrower to the Custodian after such recording and (iii) Borrower shall execute and deliver to Agent an original Assignment   of such REO Note and such REO Security Documents.  As to all REO Properties, or any of them, Agent shall have the right to record all or any of such REO Security Documents and Assignments at any time after the occurrence of an Event of Default hereunder.  As to any REO Property, within ten (10) Business Days after receipt of written notice from Agent that Agent has recorded the applicable REO Security Documents, Borrower shall have delivered to Agent a Title Insurance Policy or a Title Certificate (as required by Agent) with respect to such REO Property.

8.1.21  Tax and Other Escrows.  Properly maintain and monitor all  escrow account (if any) for taxes and other expenses with respect to any Collateral Loan and, unless prohibited by applicable law, deposit and maintain all such escrow funds in the Tax Escrow Account.

8.1.22  Intentionally Omitted.

8.1.23  Intentionally Omitted.

8.1.24  Additional Information.  Furnish to the Agent:

(a)                                   Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the

Borrower, any REO Affiliate or the Servicer which, if determined adversely to the Borrower, any REO Affiliate or the Servicer, could have a material adverse affect on the financial condition, properties or operations of the Borrower, any REO Affiliate or the Servicer;

(b)                                  Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower files with or receives from the Pension Benefit Guaranty Corporation or the United States Department of Labor under ERISA;

(c)                                   As soon as possible and in any event within five (5) Business Days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

(d)                                  Within thirty (30) Business Days after the filing thereof, copies of all federal and state tax returns, together with all schedules thereto, filed by or on behalf of the Borrower, any REO Affiliate and the Servicer; and

(e)                                   Promptly upon request by any Lender, such other information respecting the condition or operations, financial or otherwise, of the Borrower, any REO Affiliate and the Servicer as any Lender may reasonably from time to time request including, without limitation, all such information that any Lender may reasonably request (i) as to the Borrower with respect to asset compromise/sale experience, asset business plans, specific cash flow information, information concerning capital expenditures, etc. and (ii) as to the Servicer, on a “pool” by “pool” basis, with respect to asset compromise/sale experience, specific cash flow information, information concerning capital expenditures, etc.

8.1.25  Improvements to REO Properties.  In connection with the making of any improvements to any REO Properties:

(a)                                   Comply with all applicable building, fire, health, sanitation, environmental protection, land use, subdivision and zoning laws, ordinances, rules and regulations promulgated by any governmental authority having jurisdiction over the REO Property in question, comply with all restrictions or other encumbrances affecting title to the REO Property in question, fulfill in every way the applicable requirements of any such governmental authority and furnish to Agent such evidence thereof as Agent may from to time reasonably require;

(b)                                  File all plans for any such improvements with, and obtain all necessary approvals from, all governmental authorities having jurisdiction over the REO Property in question and submit copies of such approvals to Agent;

(c)                                   Perform all of Borrower’s obligations under any construction contract and pay when due all sums for labor, materials, and equipment, including,

without limitation, all fixtures and personalty incorporated in the REO Property in question;

(d)                                  Give forthwith to Agent notice of any claim by any party of any material breach under any material construction contract in connection with any such improvements;

(e)                                   Use only materials and equipment, including without limitation, fixtures and personalty incorporated in the REO Property in question, to which Borrower has absolute title, except as otherwise specifically approved in writing by Agent;

(f)                                     Furnish to Agent from time to time, as requested by Agent, such budgets and revisions of budgets as the Agent may require in order to show the estimated cost of the improvements and the amount of funds required, at any given time, to complete and pay for the construction of such improvements; and

(g)                                  Take all reasonable steps to prevent the recording of any notice of architect’s, artisan’s, materialmen’s or mechanic’s lien relating to the REO Property in question or the construction of the improvements and not permit or suffer to exist any Liens (other than the Permitted Prior Liens and the Permitted Liens) on the REO Property in question, any material stored thereon or therein or any insurance proceeds relating thereto or any sums due or to become due to Borrower under this Agreement, and, in the event of the recording of any such notice or lien, take all steps (including, without limitation, bonding) to remove the same from the record within fifteen (15) days after Borrower’s receipt of such notice.

8.1.26   Tax Escrow Payments.

(a)                                   Deposit, or cause to be deposited, in the Tax Escrow Account all Tax Escrow Payments.

(b)                                  Use funds deposited in the Tax Escrow Account only to pay the specific tax or other item for which such funds were deposited.

(c)                                   Upon payment and other satisfaction in full of the Obligations, any funds remaining in the Tax Escrow Account shall be refunded to the Borrower.  Upon the occurrence of any Event of Default, Agent may apply against the Obligations, to the extent permitted by applicable law, in such manner as the Majority Lenders may determine, any or all of such deposited funds then held by Agent.

8.1.27                             Due Diligence.  Agent and Lenders shall be entitled to review, receive summaries of and otherwise inspect all due diligence of the Collateral Loan Pool performed by Borrower after the Closing Date.

8.1.28                             Conduct of Business.  Engage solely in the ownership and operation of the Assets and related activities and not enter into any new ventures or undertake any Investment, except as permitted in Section 8.2.2 below, or any new business dealings, without the Majority Lenders’ express prior written consent in each instance.  As an express inducement to Lenders to make and maintain the Loan, the Borrower agrees that at all times prior to payment and satisfaction of all Obligations, the Borrower and each REO Affiliate shall each be and remain a Bankruptcy Remote Entity.

8.1.29                             Delivery of Excluded Pledged Notes.  Upon Agent’s demand, which demand may be delivered to Borrower at any time, cause the Servicer to deliver all of the Excluded Pledged Notes (and any other Collateral Loan Documents that are associated with the Collateral Loans that are evidenced by such Excluded Pledged Notes), to Agent or, at Agent’s option, to the Custodian.

8.1.30                          Substitute Notes.  In connection with the closing of the Loan, Borrower is executing and delivering to Agent one Note in the principal amount of $50,000,000.  Thereafter, Borrower shall execute such replacement and substitute Notes (the “Substitute Note(s)”) as may be requested by Agent or Agent and any Lender from time to time to facilitate the issuance of individual Notes to each of the Lenders or the assignment by a Lender of all or part of its rights and obligations under this Agreement, provided, however, such Substitute Note(s) shall in the aggregate total the amount of the Note being replaced, and upon delivery of a Substitute Note, the Agent or Lender in question shall conspicuously mark the face of the Note being substituted with the following legend: “THIS NOTE HAS BEEN RENEWED AND SUBSTITUTED” and promptly return same to Borrower.

8.2                                  Negative Covenants.  During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and/or Lenders outstanding, Borrower covenants that, unless Majority Lenders have first consented thereto in writing, Borrower will not, and Borrower will cause each REO Affiliate to not:

8.2.1  Dissolution, Merger, Etc.  Dissolve or otherwise terminate its existence or merge or consolidate with any Person; or acquire all or any substantial part of the assets of any Person except in cases where assets are acquired pursuant to a foreclosure of Borrower’s Liens upon the assets securing payment of a Collateral Loan.

8.2.2  Loans, Advances, and Investments.  Make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Indebtedness of, or interests in, any other Person, other than:

(a) advances to employees of Borrower in the ordinary course of business not to exceed $1,500.00 in the aggregate outstanding at any time;

(b) investments in obligations of the United State of America and agencies thereof and obligations guaranteed by the United States of America maturing within one year from the date of acquisition;

(c) certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the United States of America or any state thereof and having combined capital, surplus, and undivided profits of not less than $100,000,000.00 (as shown on such Person’s most recently published statement of condition), and which certificates of deposit have one of the three (3) highest ratings from Moody’s Investors Service, Inc., or Standard & Poor’s , a division of McGraw-Hill Companies, Inc.;

(d) commercial paper which has one of the two highest ratings from Moody’s Investors Service, Inc., or Standard & Poor’s, a division of McGraw-Hill Companies, Inc.;

(e)  investments with financial institutions having combined capital, surplus, and undivided profits of not less than U.S. $100,000,000.00 (as shown on such Person’s most recently published statement of condition), and whose certificates of deposit have one of the two highest ratings from Moody’s Investors Service, Inc., or Standard & Poor’s a division of McGraw-Hill Companies, Inc., respectively, or, if such institution does not have a commercial paper rating, a comparable bond rating;

(f) loans to or investments in the REO Affiliates in connection with the acquisition by such REO Affiliates of REO Properties; and

(g) loans to the purchaser of an REO Property for a portion of the purchase price of such REO Property, (i.e., seller financing); provided that in the case of any such loan the Majority Lenders specific prior written consent has been obtained, which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as the Majority Lenders may require in their sole discretion.

Nothing contained in this Section 8.2.2 shall be deemed to in any way alter or diminish Borrower’s obligations to fully comply with the provisions of Section 8.1.18 and 8.1.19 above.

8.2.3  Other Indebtedness.  Create, incur, assume, or suffer to exist, any Indebtedness, or guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person except:

(a) the Obligations;

(b) obligations under the Services Agreement;

(c) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(d) contingent liabilities which may arise solely as a result of Borrower acquiring an asset subject to, but not assuming, a Permitted Prior Lien;

(e) obligations incurred in connection with the ordinary course of Borrower’s business or the business of any REO Affiliate; and

(f) the New BOS Loan, including the New FHP — BOS Subordinated Guaranty.

8.2.4  Transactions with Affiliates.  Enter into any transaction with the Member, any Affiliate of Borrower or the Servicer, except for capital contributions or advances by the Member to Borrower, loans to or investments in REO Affiliates or those transactions evidenced by the Services Agreement.

8.2.5  Other Liens.  Create or suffer to exist any Lien upon any of its property, income or profits, whether now owned or hereafter acquired, except for Permitted Liens or Permitted Prior Liens.

8.2.6  Distributions.  Declare or make any distributions of any of its assets, income or profits to its Member or make any payments or distributions of any kind to any other Person if it constitutes an Improper Distribution.

8.2.7  New Places of Business.  Transfer its principal place of business or chief executive office, except upon at least sixty (60) days prior written notice to Agent and after the delivery to Agent of financing statements, if required by Agent, in form satisfactory to Agent to perfect or continue the perfection of Agent’s Liens and security interests hereunder.

8.2.8  New Businesses.  Enter into any new business or make any material change in any of Borrower’s business objectives, purposes and operations.

8.2.9  Disposition of Assets.  Sell, lease or otherwise dispose of any of its assets, except sales of assets in the ordinary course of Borrower’s business; provided, that Borrower or the appropriate REO Affiliate shall immediately pay all Net Sales Proceeds to Agent for deposit in the Owner Collection Account.

8.2.10  New Name or State of Organization; Fictitious Names.  Change its name or jurisdiction of organization or use any fictitious name or “d/b/a”.

8.2.11  Margin Stock.  Own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security”, as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

8.2.12  Fiscal Year.  Change its fiscal year.

8.2.13  Compliance with Environmental Laws.  Except in material compliance with all applicable laws (including all applicable Environmental Laws), use, generate, manufacture, produce, store, release, discharge, or dispose of on, under, or about any of its real property or transport to or from any of its real property any Hazardous Substance, or allow any other Person or entity to do so.

8.2.14  Discounts of Collateral Loans.  Discount or otherwise settle the amount owed on any Collateral Loan for an amount which is less than the Release Price of such Collateral Loan.

8.2.15  Modification of Ancillary Agreements.  Amend, modify or terminate the Services Agreement, the Lock-Box Agreement, the AAC Agreement or the Custodial Agreement without first obtaining Agent’s written consent.

8.2.16  Certain Prohibited Payments.  Make any payment under the Services Agreement at any time when any Default or Event of Default exists hereunder or if such payment would cause a Default or Event of Default hereunder; or make any payment under the Services Agreement (i) in a manner that is inconsistent with the terms of the Services Agreement or (ii) which is not specifically authorized under the terms of this Agreement.

SECTION 9.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON DEFAULT

9.1                                  Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

9.1.1  Nonpayment of any installment of principal and/or interest due under the Notes when it shall become due and payable (no prior demand therefor being necessary) and such nonpayment shall have continued for more than ten (10) days after notice thereof from Agent to Borrower.

9.1.2  Nonpayment of any other sum payable under this Agreement, the Note, any of the Security Documents or any of the Other Agreements and, unless a different grace or notice period is elsewhere specified, such nonpayment shall have continued for more than ten (10) days after notice thereof from Agent to Borrower.

9.1.3  Nonpayment, nonperformance or nonobservance of any of the other covenants, agreements, or conditions of this Agreement (except for the covenants contained in Sections 3.3, 4.2.3, 8.1.18, 8.1.19 or 8.2 of this Agreement), or any of the Security Documents or any of the Other Agreements, and, unless a different grace or notice period is elsewhere specified, such nonperformance or nonobservance shall have continued for more than thirty (30) days after notice thereof from Agent to Borrower.  The foregoing shall not be deemed to provide a grace or notice period for nonperformance or nonobservance of any covenant, agreement or condition which is specifically listed as an Event of Default in any other Section of this Section 9.1.

9.1.4  Nonpayment, non-performance or non-observance of any of the covenants, agreements or conditions contained in Sections 3.3, 4.2.3, 8.1.18, 8.1.19, or 8.2 of this Agreement (no prior demand being necessary except with respect to Section

8.2.13, where Agent agrees to give Borrower ten (10) days notice).

9.1.5  The occurrence of any “Event of Default” under the Notes, any of the Security Documents or any of the Other Agreements, or the occurrence of any event or condition which  entitles Agent or Lenders to exercise any of their remedies under any of the Security Documents or any of the Other Agreements.

9.1.6  Title to the Collateral is not satisfactory to the Agent by reason of any lien, charge, encumbrance, title condition or exception (other than Permitted Liens and Permitted Prior Liens) and such condition continues for more than thirty (30) days after notice thereof from Agent to Borrower.

9.1.7  As to any parcel of real property securing a Collateral Loan which Agent reasonably deems to be material, the Title Company shall fail to issue a Title Certificate, Title Insurance Policy or any endorsement referred to in Section 8.1.20 or shall otherwise refuse to insure the Loan as being secured by a valid lien on the real property portion of the Collateral subject only to Permitted Liens and Permitted Prior Liens.

9.1.8  The cancellation, lapse or termination of any insurance coverage required to be maintained by Borrower under this Agreement or under any of the Security Documents.

9.1.9  Borrower assigns this Agreement or any interest herein.

9.1.10  The Collateral or any portion thereof or any interest therein is conveyed, voluntarily encumbered or otherwise transferred in any way, except as may be specifically permitted by this Agreement, in each case, without the prior written consent of the Majority Lenders.

9.1.11  If any notice of responsibility, notice of violation, notice letter or similar notice or claim is issued or filed by any governmental authority against Borrower or any REO Affiliate or against any items of Collateral under any Environmental Laws and within sixty (60) days after the issuance or filing thereof either (a) the condition referenced therein is not cured or (b) a consent agreement reasonably satisfactory to the Majority Lenders has not been entered into such governmental authority.

9.1.12  Borrower or any REO Affiliate fails to deposit (or cause to be deposited) in the Owner Collection Account any funds required to be deposited therein in accordance with the provisions of Sections 8.1.18 and 8.1.19 hereof when due or Borrower fails to make any Mandatory Payment required under Section 4.2.3 when due (in either event, no prior demand being necessary).

9.1.13  If any REO Affiliate fails to promptly pay to Borrower (or if Borrower fails to deposit in the Owner Collection Account (when required hereunder) 100% of each month’s Net Operating Income from the REO Property in question.

9.1.14  If Borrower requests a termination of the Loan or confesses inability to continue performance in accordance with this Agreement.

9.1.15  Breach or the proving false or misleading, in any material respect, of any representation or warranty now or hereafter made to Agent or Lenders by, on behalf of, or for the benefit of Borrower, any Member, any REO Affiliate or the Servicer contained in:

(a)                                                  this Agreement;

(b)                                                 any of the Security Documents or Other Agreements;

(c)                                                  the Notes; or

(d)                                                 any loan application, statement, financial statement, certificate or other document, agreement or instrument furnished, executed or delivered in connection herewith by, on behalf of, or for the benefit of Borrower, any Member, or the Servicer.

9.1.16  The occurrence of any “event of default” under any document, agreement or instrument now or hereafter (a) evidencing or securing any other obligation or indebtedness of Borrower or any REO Affiliate to Agent or any Lender now existing or hereafter arising or (b) evidencing any obligation or other indebtedness secured in whole or in part by any or all of the property covered by any of the Security Documents, or the nonpayment, nonperformance or nonobservance of any of the covenants, agreements or conditions of any such documents, agreements or instruments, which nonpayment, nonperformance or nonobservance shall have continued beyond the expiration of any applicable grace or notice period, or the occurrence of any event or condition which entitles the obligee of or under any such documents, agreements or instruments to exercise any of its remedies thereunder.

9.1.17  If BOS takes any action to enforce its rights or remedies against Borrower under the New FHP — BOS Subordinated Guaranty, the New BOS Security Documents or any of the other New BOS Loan Documents.

9.1.18  Nonpayment of any Indebtedness of the Borrower (other than the Notes or other Indebtedness referred to in the preceding subsection) if the effect of such nonpayment is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any other Indebtedness, the validity of which is not being contested in good faith by appropriate proceedings, is not paid when due and payable in accordance with the terms of such Indebtedness or customary trade practice.

9.1.19  (a) (i) The insolvency or inability of the Borrower or any REO Affiliate or any REO Affiliate Owner, or the Servicer to pay its debts as they mature; (ii) the appointment of a receiver, trustee, custodian or other fiduciary, for, or for any of the property of, the Borrower or any REO Affiliate or any REO Affiliate Owner or the Servicer or; (iii) the making of an assignment for the benefit of creditors, or the making of or entering into a trust mortgage or deed or other instrument of similar import for the benefit of creditors, by the Borrower or any REO Affiliate or any REO Affiliate Owner or the Servicer; or (iv) the convening of a meeting of the creditors, or the selection of a committee representing the creditors of the Borrower or the Member or any REO Affiliate or any REO Affiliate Owner, or the Servicer; or

(b)                                  The filing of a petition, complaint, motion or other pleading seeking any relief under any receivership, insolvency, or debtor relief law, or seeking any readjustment of indebtedness, reorganization, composition, extension or any similar type of relief, or the filing of a petition, complaint, or motion under any chapter of the Bankruptcy Code by the Borrower or any REO Affiliate or any REO Affiliate Owner or the Servicer; or

(c)                                   The filing of a petition, complaint, motion or other pleading seeking any relief under any receivership, insolvency, or debtor relief law, or under any chapter of the Bankruptcy Code, or seeking any readjustment of indebtedness, reorganization, composition, extension or any similar type of relief, or the entry of any order for relief under any chapter of the Bankruptcy Code, against the Borrower  or any REO Affiliate or any REO Affiliate Owner, or the Servicer; provided, however, that if Borrower shall immediately notify Agent in writing of the filing of any such petition, complaint, motion or other pleading against the Borrower or any REO Affiliate or any REO Affiliate Owner or the Servicer, and shall provide evidence satisfactory to Agent that the Borrower or any REO Affiliate or any REO Affiliate Owner, or the Servicer, as the case may be, has in good faith and within ten (10) days after the filing of any such petition, complaint, motion or other pleading filed an answer thereto contesting same, then there shall be no Event of Default under this subparagraph (c) until the earliest of (i) the entry of an order for relief or a judgment under any proceedings referred to in this subparagraph (c), (ii) the appointment of a receiver, trustee, custodian or other fiduciary in any such proceeding or (iii) the expiration of a period of thirty (30) days, at the end of which such petition, complaint, motion or other pleading remains undismissed; or

(d)                                  The entry of any judgment against, or the attachment or garnishment of any of the property, goods or credits of, the Borrower or the Owner or any REO Affiliate or any REO Affiliate Owner or the Servicer with respect to any claim or claims in excess of One Hundred Thousand Dollars ($100,000) which remains unpaid, unstayed, undismissed or unbonded for a period of thirty (30) days; or if any foreclosure is instituted (by judicial proceedings, by publication of notice pursuant to a power of sale or otherwise) against the Borrower or any REO Affiliate or any REO Affiliate Owner or the Servicer under any mortgage, deed of trust or security agreement granted by the Borrower or any REO Affiliate or any REO Affiliate Owner or the Servicer and is not dismissed or terminated for a period of fifteen (15) days.

9.1.20  The dissolution, liquidation or termination of existence of the Borrower or the Member or any REO Affiliate or any REO Affiliate Owner or the Servicer or a sale of assets of Borrower or the Member or any REO Affiliate or any REO Affiliate Owner, or the Servicer out of the ordinary course of business.

9.1.21  Any material adverse change in the financial condition of, or any act or omission of Borrower or any REO Affiliate or any REO Affiliate Owner, or the Servicer, or any act or omission of any officer, director, partner or trustee of Borrower or any REO Affiliate or any REO Affiliate Owner, or the Servicer which leads the Majority Lenders reasonably to believe that performance of any of the covenants, agreements, or conditions of any of the Loan Documents, is or may be substantially impaired.

9.1.22  Without the prior written consent of the Majority Lenders, (i) the transfer of any interest in Borrower by Member or dilution of the percentage interests in Borrower held by the Member (except transfers to one or more Affiliates of the Member) or (ii) the transfer of any interest in any REO Affiliate by any REO Affiliate Owner thereof or dilution of the percentage interests in any REO Affiliate held by any REO Affiliate Owner thereof.

9.1.23  Any change in the ownership or control of Servicer which would reduce the total percentage stock ownership in Servicer that is owned by FC Investment Holdings Corporation to be less than 100%, in every case without the Majority Lenders’ prior written consent or any change in the ownership or control of FC Investment Holdings Corporation which would reduce the total percentage stock ownership in FC Investment Holdings Corporation that is owned by FirstCity Financial Corporation to be less than 100%, in each without the Majority Lenders’ prior written consent.

9.1.24  The merger or consolidation with any corporation by the Member, the Servicer or any REO Affiliate Owner, or the transfer of any of the membership interests in the Borrower or any REO Affiliate by any of the present member, owner or partner, as applicable, thereof, or dilution of the percentage of the membership interests of, or voting rights in the Member any REO Affiliate Owner, held by any of the present partners, members or stockholders or other owners, as applicable, thereof, or the acquisition of any voting rights or membership or partnership interests, as applicable of either of the Member or any REO Affiliate, by any person, corporation or entity not presently a member, partner or stockholder, as applicable, thereof, without the prior written consent of the Majority Lenders.

9.1.25  If the Member or any REO Affiliate’s Owner, as applicable, claims that Borrower or any REO Affiliate is in default under Borrower’s company agreement or any such REO Affiliate’s governing agreements, or claims that such member, owner or partner or stockholder, as applicable, is not obligated to contribute all or any portion of such  member’s, owner’s or partner’s or stockholder’s, as applicable, contribution to such company’s capital or any such member, owner or partner or stockholder, as applicable, fails to make any such contribution in accordance with such governing agreement and such claim, action or inaction leads the Majority Lenders reasonably to believe that the performance of any of the covenants, agreements or conditions of any of the Loan Documents is or may be substantially impaired.

9.1.26  If Borrower fails to promptly notify Agent, in writing, and in any event within ten (10) days, of the occurrence of any event or condition of which Borrower is aware which constitutes a Default or an Event of Default, and together with such notice, furnish a written statement to Agent which shall set forth the details of any action Borrower proposes to take with respect thereto.

9.1.27  The failure of Servicer to maintain, at all times, a minimum net worth of at least $1,000,000.

Notwithstanding the terms of Sections 9.1.19, 9.1.21, 9.1.23 or 9.1.27 above, the occurrence of any event that is specified in any such Section which relates solely to the Servicer shall not be deemed an Event of Default hereunder if, within thirty (30) days after the occurrence of such event, the Servicer is replaced by a new servicer which is in all respects satisfactory to Majority Lenders in their sole discretion pursuant to a new services agreement which is in all respects satisfactory to Majority Lenders in their sole discretion and all books, records, data and other information that were in the possession, custody or control of the Servicer and which relate to any of the Assets shall have been transferred to such new servicer.

9.2                                  Remedies.  After the occurrence of an Event of Default (unless such Event of Default has been waived in writing by the Majority Lenders), Agent and/or Lenders shall have and may exercise from time to time the following rights and remedies:

9.2.1  Acceleration of the Obligations.  The right to declare, at the Majority Lenders’ sole option, immediately due and payable all or any portion of the Obligations due or to become due from Borrower to Agent and/or Lenders (whether under the Loan or otherwise) without presentment, demand, protest, notice of dishonor, notice of default, notice of intent to accelerate, notice of acceleration, or any other notice whatsoever, and Borrower shall forthwith pay to Agent, for the account of Lenders, in addition to any and all sums and charges due, the entire principal of and interest accrued on the Obligations; provided, however, that in the case of an Event of Default under Section 9.1.19, the Obligations automatically shall become at once due and payable without presentment, demand, protest, notice of dishonor, notice of default, notice of intent to accelerate, notice of acceleration, or any other notice or action whatsoever by Agent or Lenders.

9.2.2  Cessation of Fundings.  The right to cease any and all fundings hereunder.

9.2.3  UCC Remedies.  All of the rights and remedies of a secured party under the Security Documents or under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents.

9.2.4  Possession of Collateral.  The right of Agent to take immediate possession of the Collateral (specifically including, without limitation, all records and all original documents), and (i) to require Borrower to assemble the Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) to enter any of the premises of Borrower or wherever any of the Collateral shall be located, and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Agent for storage thereof).

9.2.5  Disposition of Collateral.  The right to sell or otherwise dispose of all or any of the Collateral at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its discretion, may deem advisable.  Borrower agrees that thirty (30) days’ written notice to Borrower or the applicable REO Affiliate of any public or private sale or other disposition of any Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice.  Agent shall have the right to conduct such sales on Borrower’s or REO Affiliates’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent and/or Lenders may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off the amount of such price against the Obligations.  Agent is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s and Lenders’ benefit.  The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and reasonable attorneys’ fees incurred by Agent and Lenders in collecting the Obligations, in enforcing Agent’s and Lenders’ rights under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

9.2.6  Completion of Construction, etc.  The right (i) to enter upon any REO Property and construct, equip and/or complete any improvements, and to appoint watchmen to protect such REO Property, all at the risk, cost, and expense of Borrower; (ii) to discontinue, at any time, any work with respect to any improvements commenced by Agent or Lenders or change any course of action undertaken by Agent or Lenders in connection therewith; and/or (iii) to assume any construction contract or related agreement made by Borrower or any REO Affiliate in any way pertaining to any improvements and to take over and use all or any part or parts of the labor, materials, supplies, and equipment contracted for by Borrower or any REO Affiliate, all in the sole discretion of Agent.  In connection with any construction, equipping, and/or completion of any improvements undertaken by Agent or Lenders pursuant to the provisions of this

Section 9.2.6 (but without intending to limit the powers and discretions conferred by said Section), Agent and Lenders may engage builders, contractors, architects, engineers, and others for the purpose of furnishing labor, materials, and equipment; pay, settle, or compromise all bills or claims which may become Liens or which have been or shall be incurred in any manner in connection with such construction, equipping, and/or completion of improvements; and take such action or refrain from acting hereunder as Agent or Lenders may, in their sole discretion, from time to time determine in order to carry out the intent of this Section 9.  Borrower shall be liable to Agent and Lenders for all costs paid or incurred for the construction, completion, and/or equipping of any improvements, whether the same shall be paid or incurred pursuant to the provisions of this Section 9.2.6, or otherwise, and all payments made or liabilities incurred by Agent or Lenders under this Agreement of any kind whatsoever shall be paid by Borrower to Agent on demand, with interest to the date of payment at the Default Rate and shall be secured by the Security Documents.

9.2.7  Rights Under Loan Documents.  The rights granted under any of the other Loan Documents and any of the Other Agreements.

9.3                                 Security Interest and Set-Off.

9.3.1                      Security Interest and Set-Off. Borrower hereby grants to Agent and each Lender, a continuing lien, security interest and right of setoff as security for all of Borrower’s Obligations, whether now existing or hereafter arising, upon and against all Cash Collateral and all other deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any Affiliate of Agent or of any Lender (including without limitation any Affiliate of Bank of America Corporation and its successors and assigns) or in transit to any of them.  At any time after the occurrence of an Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Agent and, subject to Section 9.3.3 below, each Lender and each such Affiliate may setoff the same or any part thereof and apply the same to any Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

9.3.2                              Right to Freeze.  Agent and each Lender (and each Affiliate thereof) shall also have the right, at their option, upon the occurrence of any event which would entitle Agent or Lenders to set-off or debit any accounts, deposits, balances or other property of Borrower as set forth in Section 9.3.1, to freeze, block or segregate any of such accounts, deposits, balances or other property so that Borrower may not access, control or draw upon the same.

9.3.3                              Additional Rights.  The rights of Agent and Lenders and each Affiliate of Agent and Lenders under this Section 9.3 are in addition to, and not in limitation of, other rights and remedies, including other rights of set-off, which Agent or Lenders may have; provided, however, no Lender and no such Affiliate shall independently exercise any rights under this Section 9.3, or any such other rights, without Agent’s prior written consent.

9.4                                  Remedies Cumulative; No Waiver.  All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or Lenders or contained in any other agreement between Borrower, Agent and/or Lenders heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained.  The failure or delay of Agent or any Lender to exercise or enforce any rights, Liens, powers or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such Liens, rights, powers and remedies, but all such Liens, rights, powers, and remedies shall continue in full force and effect until the Loan and all other Obligations shall have been fully satisfied.  All Liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

SECTION 10.  DEBT SERVICE COVERAGE RATIO AND CASH RESERVE ACCOUNT

10.1                                                      Debt Service Coverage Ratio and Cash Reserve Account.

10.1.1

(a)  If, on any Calculation Date during the Term, commencing with the calendar quarter ending March 31, 2012, the Debt Service Coverage Ratio (calculated as of the last day of the immediately preceding calendar quarter) is calculated to be less than 1.4 to 1 but greater than or equal to 1.3 to 1, then within ten (10) days after notice from Agent, Borrower shall deposit in the Cash Reserve Account an amount (the “Six Month Cash Reserve Amount”) which is projected by Agent to equal (i) six (6) months interest on the Loan calculated on the then outstanding principal balance of the Loan and an interest rate equal to the then applicable Libor Rate minus (ii) the then balance in the Cash Reserve Account, if any.  The required Six Month Cash Reserve Amount shall be recalculated by Agent and adjusted on each respective Calculation Date and in connection with each requested release of an Asset and such amount shall remain on deposit in the Cash Reserve Account until such time as Borrower achieves a Debt Service Coverage Ratio of 1.4 to 1 or greater.  Upon achievement of such a Debt Service Coverage Ratio of 1.4 to 1 or greater, provided there does not then exist any Default, Agent shall release to Borrower all funds then remaining in the Cash Reserve Account, if any.  As an alternative to depositing the required Six Month Cash Reserve Amount in the Cash Reserve Account in accordance with the above, within the 10 day period referenced above, Borrower may prepay a sufficient amount of principal outstanding on the Loan such that if such outstanding principal balance had been reduced by such prepayment amount on the Calculation Date in question, the Debt Service Coverage Ratio would have been 1.4 to 1.

(b)  If on any Calculation Date during the Term, commencing with the calendar quarter ending March 31, 2012, the Debt Service Coverage Ratio (calculated as of the last day of the immediately preceding calendar quarter) is calculated to be less than 1.3 to 1 but greater than or equal to 1.25 to 1, then within ten (10) days after notice from Agent, Borrower shall deposit in the Cash Reserve Account an amount (“Twelve Month Cash Reserve Amount”) which is projected by Agent to equal (i) twelve (12) months interest on the Loan calculated on the then outstanding principal balance of the Loan and an interest rate equal to the then applicable Libor Rate minus (ii) the then balance in the Cash Reserve Account, if any.  The required Twelve Month Cash Reserve Amount shall be recalculated by Agent and adjusted on each respective Calculation Date and in connection with each requested release of an Asset and such amount shall remain on deposit in the Cash Reserve Account until such time as Borrower achieves a Debt Service Coverage Ratio of greater than or equal to 1.4 to 1.  Upon achievement of such a Debt Service Coverage Ratio of greater than or equal to 1.4 to 1, provided there does not then exist any Default, Agent shall release to Borrower all funds then remaining in the Cash Reserve Account in excess of the amount (if any) required to be maintained in the Cash Reserve Account pursuant to Section 10.1.1(b) above.  As an alternative to depositing the required Twelve Month Cash Reserve Amount in the Cash Reserve Account in accordance with the above, within the 10 day period referenced above, Borrower may (i) prepay a sufficient amount of principal outstanding on the Loan such that if such outstanding principal balance had been reduced by such prepayment amount on the Calculation Date in question, the Debt Service Coverage Ratio would have been 1.3 to 1, and (ii) deposit in the Cash Reserve Account the amount required under Section 10.1.1(a) above.

(c)  If, on any Calculation Date during the Term, commencing with the calendar quarter ending March 31, 2012, the Debt Service Coverage Ratio (calculated as of the last day of the immediately preceding calendar quarter) is calculated to be less than 1.25 to 1, then within ten (10) days after notice from Agent, Borrower shall (i) prepay a sufficient amount of principal outstanding on the Loan such that if such outstanding principal balance had been reduced by such prepayment amount on the Calculation Date in question, the Debt Service Coverage Ratio would have been 1.25 to 1 and (ii) deposit in the Cash Reserve Account the amount required under Section 10.1.1(b) above.

(d)  If, on any Calculation Date during the Extended Term, the Debt Service Coverage Ratio is calculated to be less than 1.4 to 1, then within ten (10) days after notice from Agent, Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such outstanding principal balance had been reduced by such prepayment amount on the Calculation Date in question, the Debt Service Coverage Ratio would have been 1.4 to 1.

10.1.2  To the extent required under Section 10.1.1 above, the Borrower shall establish with Agent, in the name of “Bank of America, N.A., as Agent”, a Cash Reserve Account and Borrower will at all times thereafter maintain and fund such Cash Reserve Account in the amounts required pursuant to Section 10.1.1 above.

10.1.3  The Cash Reserve Account shall be pledged and assigned to the Agent, for its benefit and for the benefit of the Lenders, as additional collateral for the payment and performance of the Obligations.  Agent shall have no obligation to apply any funds in the Cash Reserve Account against principal or interest payments due in connection with the Loan and any such application shall be made by Agent in the Majority Lender’s sole discretion.

SECTION 11.  THE AGENT AND THE LENDERS

11.1                                                         Rights, Duties and Immunities of the Agent.

11.1.1                                                       Appointment of Agent.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as Agent for such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Agent agrees to act as such upon the express conditions contained in this Article 11.  The Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or otherwise exist against the Agent.  The provisions of this Article 11 and of Article 11 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

11.1.2                                                Administration of Loan by Agent.  The Agent shall be responsible for administering the Loan on a day-to day basis.  In the exercise of such administrative duties, the Agent shall use the same diligence and standard of care that is customarily used by the Agent with respect to similar loans held by Agent solely for its own account.

Each Lender delegates to the Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:

(a)                                  to make Loan Advances in accordance with the provisions of the Loan Documents, but only (except as otherwise provided in Section 11.3.2 or 11.3.7 below) to the extent immediately available funds are provided to the Agent by the respective Lenders for such purpose;

(b)                                 to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrower and, except for fees to which the Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(c)                                  to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Agent; and

(d)                                 to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.

11.1.3                                                Delegation of Duties.  The Agent may execute any of its duties under this Loan Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.1.4                                                Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Loan Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any recital, statement, representation or warranty made by the Borrower or any of its officers or agents contained in this Loan Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (b) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Loan Agreement or the other Loan Documents; (c) the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of Borrower hereunder, or any information contained in the books or records of the Borrower; (d) the validity, enforceability, collectability, effectiveness or genuineness of this Loan Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (e) the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any Collateral.

11.1.5                                                Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with any written request of the Majority Lenders, and each such request of the Majority Lenders, and any action taken or failure to act by Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

11.1.6                                                Notice of Default.

(a)  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Loan Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders, provided, however, that the Agent shall not accelerate the indebtedness under this Loan Agreement without the prior written consent of the Majority Lenders.

(b)  Notwithstanding the above, in the event that the Majority Lenders cannot come to agreement regarding acceleration of the Loan and the exercise of remedies under the Loan Documents within sixty (60) days after the time when the Lenders shall have had actual notice of any Event of Default, thereby resulting in a deadlock, then Agent shall, at the end of such sixty (60) day period, give notice to Borrower that the Loan is accelerated and Agent shall thereafter take such action (pursuant to the Loan  Documents under which it is acting as agent) as the Agent deems advisable to enforce the Lenders’ rights under this Loan Agreement and the other Loan Documents; provided, further, however, that in the event the Agent (whether in its capacity as a Lender or Agent, or both) shall not be in agreement with such acceleration of the Loan and exercise of remedies in connection therewith at the end of any such deadlock period, then the Agent shall have the option to withdraw as Agent prior to any such action being taken in connection with the Loan and the other Lenders shall appoint a successor Agent in accordance with Section 11.10 hereof.

11.1.7                                                Lenders’ Credit Decisions.  Each Lender acknowledges

that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own decision to enter into this Loan Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing the Loan hereunder have been satisfied and in taking or not taking any action under this Loan Agreement and the other Loan Documents.

11.1.8                                                Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent, ratably in proportion to their respective Commitments, for (a) any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under this Loan Agreement or the other Loan Documents, (b) any other expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Loan Agreement and the other Loan Documents, and (c) any liabilities, obligations, losses, damages, penalties, actions judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Loan Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Agent.  IT BEING UNDERSTOOD THAT AGENT SHALL BE INDEMNIFIED FOR ITS ORDINARY NEGLIGENCE.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

11.1.9                                                Agent in its Individual Capacity.  With respect to its Commitment as a Lender, and the Loan Advances made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any Affiliate of the Borrower as if it were not the Agent hereunder.

11.1.10                        Successor Agent.  The Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders and Borrower.  The Majority Lenders, for good cause, may remove Agent at any time by giving thirty (30) days’ prior written notice to the Agent, the Borrower and the other Lenders.  “Good cause” shall mean that the Majority Lenders shall have reasonably determined that the Agent is no longer capable of adequately performing its duties hereunder or Agent has failed to adequately perform its duties hereunder.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation or the Majority Lenders’ giving notice of removal, as the case may be, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Each such successor Agent shall be a financial institution which meets the requirement of an Eligible Assignee.  As long as there does not exist any Event of Default, the identity of each successor Agent shall be subject to Borrower’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, Borrower’s approval shall not be required if the successor agent is Bank of America Corporation or any Affiliate thereof.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Agent’s resignation hereunder, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

11.1.11                        Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Majority Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement and the other Loan Documents respecting the foreclosure of any Lien, the sale or other disposition of all or any part of the Collateral and the exercise any other legal or equitable rights or remedies that it may have hereunder or under any other Loan Documents or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Majority Lenders.  The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Majority Lenders, and such instruction shall be binding upon all the Lenders.  The Majority Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Agent may, in its discretion, but without obligation, in the absence of direction from the Majority Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent.

11.2                                                               Lenders’ Pro Rata Shares.  Each Lender’s Pro Rata Share shall be as set forth on Exhibit E hereto, as the same may be amended from time to time, (“Pro Rata Share”) and accordingly each Lender shall be deemed to own an undivided interest equal to its Pro Rata Share in (i) the Loan; (ii) all Loan Documents; and (iii) all principal and interest payments due under or in connection with the Loan and, except as otherwise agreed by Lenders with respect to Loan fees, all other sums due under the Loan Documents.  Each Lender shall be entitled to its Pro Rata Share of all payments of principal, interest, and, except as otherwise agreed by Lenders with respect to Loan fees, other sums due under or in connection with the Loan.  Except as otherwise agreed by Lenders with respect to Loan fees, no Lender shall have any priority of ownership or interest in the Loan, the Loan Documents or any payment thereunder over the other Lenders.

11.3                                                               Respecting Loans and Payments.

11.3.1                                                Procedures for Loan Advances.  Agent shall give written notice to each Lender of each request for a Loan Advance (including each request for a new Libor Loan), or conversion of an existing Loan from a Prime Rate Loan to a Libor Loan, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 A.M. (i) three (3) Business Days prior to any Libor Loan or conversion to a Libor Loan, or (ii) two (2) Business Days prior to any Prime Rate Loan.  Each such notice shall be accompanied by a written summary of the request for a Loan Advance and shall specify (a) the date of the requested Loan Advance, (b) the aggregate amount of the requested Loan Advance, and (c) each Lender’s Pro Rata Share of the requested Loan Advance.   Each Lender shall, before 11:00 A.M. on the date set forth in any such request for a Loan Advance, make available to Agent, at an account to be designated by Agent, in same day funds, each Lender’s Pro Rata Share of the requested Loan Advance.  After Agent’s receipt of such funds and upon Agent’s determination that the applicable conditions to making the requested Loan Advance have been fulfilled, Agent shall make such funds available to Borrower as provided for in this Loan Agreement.  Within a reasonable period of time following the making of each Loan Advance, but in no event later than ten (10) Business Days following such Loan Advance, Agent shall deliver to each Lender a copy of Borrower’s requisition with respect to such Loan Advance.  Promptly after receipt by Agent of written request from any Lender, Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Agent in support of the requested Loan Advance.

11.3.2                                                          Nature of Obligations of Lenders and Failure of a Lender to Fund.

11.3.2.1  Several Obligations.  The obligations of the Lenders hereunder are several and not joint.  Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Pro Rata Share of the Commitment, nor shall such failure release or diminish the obligations of any other Lender to fund its Pro Rata Share of the Commitment provided herein.

11.3.2.2  Failure of a Lender to Fund.  Should any Lender fail to make its Pro Rata Share of the requested Loan Advance available at the office of the Agent prior to 10:00 A.M. on the date of borrowing specified in the notice to such Lender, Agent shall notify Borrower of such default and, if Borrower so requests, Agent may, but shall not be obligated to, advance to the Borrower, on such Lender’s behalf, out of funds otherwise available to Agent, such Lender’s Pro Rata Share of such Loan Advance, or a portion thereof; provided, however, Agent shall not be authorized to make any such advance on behalf of any such Lender if prior to 10:00 A.M. on such date of borrowing, Agent shall have received a written instrument signed by a duly authorized officer of such Lender revoking the Agent’s authority hereunder or stating that such Lender’s Pro Rata Share is not required to be advanced pursuant to Section 10.3.1.  If Agent advances such Lender’s Pro Rata Share of such Loan Advance or a portion thereof as permitted hereby, Agent shall notify Borrower of such funding by Agent on the date of funding and such Lender shall reimburse (or if such Lender fails to pay such amount as hereinafter provided, Borrower shall repay) the Agent in full therefor within four (4) Business Days after the date of such Loan Advance (or, in the case of the Borrower’s repayment, within one Business Day after demand by Agent for payment), together with interest on the principal amount so advanced by Agent at a rate per annum equal to the interest rate payable by Borrower from time to time on such Loan Advance or portion thereof while it is outstanding.

11.3.3                  Payments to Agent.  All payments of principal of and interest on the Loan shall be made to the Agent by the Borrower or any other obligor or guarantor for the account of the Lenders in Dollars in immediately available funds as provided in the Notes and this Loan Agreement.  The Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made, such Lender’s Pro Rata Share of each such payment in immediately available funds, except as otherwise expressly provided herein.  The Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the Pro Rata Share held by the applicable Lender.  Each payment to the Agent under the first sentence of this Section 11.3.3 shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s Pro Rata Share of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.  If any payment received by the Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

11.3.4                                                                  Adjustments.  If, after Agent has paid each Lender’s Pro Rata Share of any payment received or applied by Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent’s request, promptly return its Pro Rata Share of such payment or application to Agent, together with such Lender’s Pro Rata Share of any interest or other amount required to be paid by Agent with respect to such payment or application.

11.3.5                                                                  Setoff.  If any Lender (including the Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrower held by such Lender on account of the obligations of the Borrower under this Loan Agreement, such Lender shall remit to the Agent all such sums received pursuant to the exercise of such right of setoff, and the Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Loan Agreement.  Notwithstanding the foregoing, no Lender shall exercise any such right of setoff without the prior written consent of Agent.

11.3.6                                                                  Distribution by Agent.  If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders.  In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its Pro Rata Share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

11.3.7                                                                  Delinquent Lender.  If for any reason any Lender shall fail or refuse to abide by its obligations under this Loan Agreement, including without limitation its obligation to make available to Agent its Pro Rata Share of any Loan Advances, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within three (3) days of receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agent, other Lenders, the Borrower or any other party at law or in equity, and not in limitation thereof, (a) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loan, this Loan Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (b) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of the outstanding Loan, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their Pro Rata Shares of the outstanding Loan until, as a result of application of such assigned payments the Lenders’ respective Pro Rata Shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (a) and (b) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Pro Rata Share of the Loan or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such delinquent amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Pro Rata Shares of the Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loan Advances (the “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loan Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, a Substitution Agreement.  Each Delinquent Lender shall indemnify Agent and each non-delinquent  Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Pro Rata Share of a Loan Advance or to otherwise perform its obligations under the Loan Documents.

11.3.8                                                                  Holders.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have filed with the Agent.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.  ASSIGNMENT AND PARTICIPATION PROVISIONS AND CERTAIN

ADMINISTRATIVE MATTERS

12.1                                                               Assignment and Participation Provisions.

12.1.1                                                Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Loan Agreement (including all or a portion of its Commitment and the same portion of the Loan at the time owing to it and the Notes held by it), upon satisfaction of the following conditions: (a) each of the Agent and the Borrower shall have given its prior written consent to such assignment (provided that, in the case of the Borrower, such consent will not be unreasonably withheld and shall not be required if a Default or an Event of Default shall have occurred and be continuing); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Loan Agreement, (c) each assignment shall be in an amount that is at least $3,000,000 and is a whole multiple of $1,000,000, (d) as long as no Default or Event of Default exists and is continuing, the Agent (or any successor agent hereunder), in its individual capacity as a Lender, shall retain, free of any such assignment, an amount of its Commitment of not less than the amount of the Commitment of the Lender who holds the next largest Commitment (provided, however, the foregoing restriction shall not be deemed to have been violated if, as a result of a merger or acquisition, the Commitments of two or more Lenders are combined and such combined Commitment exceeds the Commitment of the Agent (or any such successor agent) in its capacity as a Lender), and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, a Substitution Agreement, substantially in the form of Exhibit F hereto (a “Substitution Agreement”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Substitution Agreement, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Substitution Agreement, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 12.1.3, be released from its obligations under this Loan Agreement.

12.1.2                                                Certain Representations and Warranties; Limitations, Covenants.  By executing and delivering a Substitution Agreement, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage (if any);

(b)                                 the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Loan Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)                                  such assignee confirms that it has received a copy of this Loan Agreement, together with copies of the most recent financial statements provided by the Borrower as required by the terms of this Loan Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Substitution Agreement;

(d)                                 such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Loan Agreement;

(e)                                  such assignee represents and warrants that it is an Eligible Assignee;

(f)                                    such assignee appoints and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under this Loan Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)                                 such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Loan Agreement are required to be performed by it as a Lender;

(h)                                 such assignee represents and warrants that it is legally authorized to enter into such Substitution Agreement; and

(i)                                     such assignee represents and warrants that such assignment will not cause a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

12.1.3                                                Register.  The Agent shall maintain a copy of each Substitution Agreement delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Pro Rata Shares of the Commitment of, and principal amount of the Loan owing to, the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Loan Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,000.

12.1.4                              New Notes.  Upon its receipt of a Substitution Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of a request from Agent to do so, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Substitution Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Substitution Agreement and shall otherwise be substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

12.1.5                              Participations.  Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Loan Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of $3,000,000, (b) each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, and (d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on the Loan, extend the term or increase the amount of the Pro Rata Share of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

12.1.6                              Disclosure.  The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices, any Lender may disclose information obtained by such Lender pursuant to this Loan Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise was known or becomes known to such assignee or participant from a third party which is not, to the knowledge of such assignee or participant, bound by any confidentiality provisions with respect thereto, or otherwise becomes public knowledge, (b) not to disclose such information to a third party, except auditors, accountants, attorneys and other agents of such participant or assignee, bank regulators or other governmental authorities or as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

12.1.7                              Miscellaneous Assignment Provisions.

(a)  Any assigning Lender shall retain its rights to be indemnified pursuant to this Agreement with respect to any claims or actions arising prior to the date of such assignment.

(b)                                 If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.

(c)  Anything contained in this Section 12.1.7 to the contrary notwithstanding, any Lender may at any time pledge or assign all or any portion of its interest and rights under the Loan Documents (including all or any portion of its Notes) to any of the Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or assignment or the enforcement thereof shall release any such Lender from its obligations hereunder or under any of the other Loan Documents.

12.1.8                             Limitations on Lenders’ Right to Assign the Loan.  Notwithstanding the rights granted to Lenders pursuant to Section 12.1.1 and 12.1.5 above:

(a)                                                Lenders shall not have the right to sell or assign all or any portion of their interest in the Loan to an Eligible Assignee at any time when there does not exist any Event of Default, without the prior written consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)                                               Notwithstanding the provisions of Section 12.1.8(a), above, in the event that any Lender is the subject of a merger with another financial institution, the survivor of such merger shall assume the rights and obligations of such Lender under the terms of this Agreement and the other Loan Documents and any such merger shall not be considered a substitution hereunder and will therefore not be deemed to increase the number of Lenders hereunder.

12.1.9                             Non-U.S. Lenders.  Each Lender (or Substituted Lender) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Borrower and Agent two copies of either United States Internal Revenue Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S.

Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office.

12.2                                                               Certain Administrative Matters.

12.2.1                                                                              Amendment, Waiver, Consent, Etc.

(a)                                  Except as otherwise expressly provided herein or as to any term or provision hereof which provides for the consent or approval of the Agent only, no term or provision of this Loan Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Loan Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Majority Lenders or unless such approval of the Majority Lenders is deemed given pursuant to Section 12.2.2 below.

Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Defaulting Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)                                                             is described in Section 13.2 below; or

(ii)                                                          amends, modifies or waives any provisions of this Section 12.2.1;

and provided, further, that without the consent of the Agent, no such action shall amend, modify or waive any provision of Article 11 or Article 12 or any other provision of any Loan Documents which relates to the rights or obligations of the Agent.

(b)                                 With respect to any requested amendment, waiver, consent or other action which under the terms of this Agreement requires the approval of the Majority Lenders or of all of the Lenders, as the case may be, Borrower shall be entitled to rely upon the written representation of the Agent that such approval has been obtained and Borrower shall have no obligation to independently verify that such is the case.

12.2.2                              Deemed Consent or Approval.  With respect to any requested amendment, waiver, consent or other action which requires the approval of the Majority Lenders in accordance with the terms of this Loan Agreement, or if the Agent is required hereunder to seek, or desires to seek, the approval of the Majority Lenders prior to undertaking a particular action or course of conduct, the Agent in each case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE.”

And if the foregoing legend is included by the Agent in its communication and if such communication is delivered to a Lender by registered or certified mail or by any recognized courier service or overnight delivery service such as Federal Express, such Lender shall be deemed to have approved or consented to such proposed action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Agent within ten (10) Business Days of such Lender’s receipt of such notice.  The procedure for deemed consent or approval that is set forth in this Section 12.2.2 shall not apply to any requested amendment, waiver, consent or other action which requires the approval of all of the Lenders pursuant to Section 13.2(a) below.

12.3                           Certain Lender Representations.  Each Lender severally represents and warrants, with respect to such Lender only, that such Lender is an Eligible Assignee.

SECTION 13.  MISCELLANEOUS

13.1   Power of Attorney.  Contemporaneously herewith, Borrower has executed a power of attorney in favor of Agent (the “Power of Attorney”) subject to the condition that such Power of Attorney may be used by Agent or Agent’s agent only in accordance with the following provisions:

13.1.1  At such time or times hereafter as Agent or said agent may determine, Agent may use the Power of Attorney (i) to endorse Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which are payable to Borrower and which come into the possession of Agent or either Lender or under Agent’s or either Lenders’ control and (ii) to affix a stamped endorsement with facsimile signature by Borrower to Agent on any Pledged Note, any Assignment or any other Collateral Loan Document.

13.1.2  At such time or times after an Event of Default shall have occurred and be continuing, as Agent or its agent may determine, Agent may use the Power of Attorney to: (a) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lenders on account of the Obligations; (b) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral; (c) make and adjust claims under policies of insurance; and (d) do all other acts and things contemplated in the Power of Attorney or necessary, in Agent’s determination, to fulfill Borrower’s obligations under this Agreement, which must be performed in the name of Borrower and for which Borrower has failed or refused to give Agent the necessary assignments.

13.2                                                                   Amendments.

(a)  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, no amendment, modification, termination, or waiver of any provision of any of the Loan Documents nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in a written notice given to Borrower by Agent and consented to in writing by the Majority Lenders (or by the Agent acting alone if any specific provision of this Agreement provides that the Agent, acting alone, may grant such amendment, modification, termination, waiver or departure) and Agent shall give any such notice if the Majority Lenders so consent or direct Agent to do so; provided, however, that any such amendment, modification, termination, waiver or consent shall require a written notice given to Borrower by the Agent and consented to in writing by all of the Lenders if the effect thereof is to (i) change any of the provisions affecting the interest rates on the Loan, (ii) discharge or release the Borrower from its obligation to repay all principal due under the Loans, (iii) release any guarantor or any material portion of the Collateral other than in accordance with the terms of the Loan Documents, (iv) change any Lender’s Pro Rata Share of the Loan, (v) modify this Section 13.2, (vi) change the definition of Majority Lenders, (vii) extend any scheduled due date for payment of principal, interest or fees or (viii) permit Borrower to assign any of its rights under or interest in this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Any amendment or modification of this Agreement must be signed by Borrower, Agent and at least all of the Lenders consenting thereto who shall then hold the Pro Rata Shares of the Loans required for such amendment or modification under this Section  13.2 and Agent shall sign any such amendment if such Lenders so consent or direct Agent to do so provided that any Lender dissenting therefrom shall be given an opportunity to sign any such amendment or modification.  Any amendment of any of the Security Documents must be signed by each of the parties thereto.

13.3                                                         Costs and Expenses.  Borrower shall pay all reasonable costs and expenses incurred by Agent (whether prior or subsequent to the date hereof and regardless of whether an Event of Default exists) in connection with (a) the negotiation, preparation, execution, delivery, administration, modification, amendment or waiver of, or consent under, any provision of this Agreement, any of the other Loan Documents or any of the other documents to be delivered hereunder or thereunder, (b) the closing or administration of the Loan (including the release of any Collateral), (c) any Default or alleged Default hereunder;  including in each case, without limitation, all reasonable fees and expenses associated with travel and all reasonable fees and expenses of legal counsel (including outside legal counsel and the allocated costs of in-house legal counsel), accountants, appraisers, engineers, surveyors and consultants retained by Agent with respect thereto and with respect to advising Agent as to its rights and obligations under this Agreement and the other Loan Documents.  Additionally, if an Event of Default occurs, Borrower shall pay all costs and expenses incurred by Agent and any of the Lenders (including, without limitation, the reasonable fees and expenses of legal counsel, including outside legal counsel and the allocated costs of in-house legal counsel) in connection with the restructuring or enforcement (whether through negotiation, collection, bankruptcy, insolvency or other enforcement proceedings or otherwise) of this Agreement and the other Loan Documents and the collection of the Loan, including, without limitation, any costs incurred in connection with any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral. Additionally, Borrower shall pay all costs and expenses incurred by Agent and any of the Lenders (including, without limitation, the reasonable fees and expenses of legal counsel, including outside legal counsel and the allocated costs of in-house legal counsel) in connection with any litigation, contest, dispute, suit, proceeding or action brought against Agent or any Lender by any third party relating in any way to any of the Assets or any of the other Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs.  Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Agent or Lenders but including, without limitation, any note or mortgage taxes and all revenue stamps) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Agent and Lenders harmless from and against liability in connection therewith.  Additionally, Borrower shall pay all recording, filing, title insurance and related costs reasonably incurred by Agent in connection with the Loan.  All amounts payable by Borrower pursuant to this Section 13.3 shall be due and payable ten (10) days after written demand to Borrower (which demand shall include invoices for such amounts). All such amounts shall be additional Obligations under this Agreement and shall be secured by the Security Documents and the Collateral.  All such amounts shall bear interest at the Contract Rate (or, if applicable, the Default Rate).

13.4                            Indulgences Not Waivers.  Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of the Loan Documents shall not waive, affect or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Agent or Lenders of an Event of Default by Borrower under any Loan Document shall not suspend, waive or affect any other Event of Default by Borrower under any Loan Document, whether the same is prior or subsequent thereto and whether of the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in any Loan Document and no Event of Default by Borrower under any Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lenders and directed to Borrower.

13.5                            Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.6                            Cumulative Effect; Conflict of Terms.  The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement.  Except as otherwise provided in any of the Other Agreements or the Security Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the Other Agreements or the Security Documents, the provision contained in this Agreement shall govern and control.

13.7                            Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

13.8                           Notices.  Any notice or other communication in connection with this Loan Agreement, the Notes, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission, if a FAX Number is designated below, provided a copy is also sent by first-class mail addressed:

If to Borrower:

FH Partners LLC

6400 Imperial Drive, Waco, TX 76712 (deliveries only)

P.O. Box 8216, Waco, Texas 76714-8216 (mail)

Fax Number:  254-761-2953

Attention: Legal Department

with copies by regular mail or such hand delivery or facsimile transmission to:

Haley & Olson, P.C.

Triangle Tower, Suite 600

510 N. Valley Mills Dr.

Waco, Texas 76710

Fax Number:  254-776-6823

Attention: Richard Vander Woude Esq.

If to Bank of America as Agent and/or Lender:

Bank of America, N.A.

Suite 1200

111 Westminster Street

Mail Stop: RI1-102-12-06

Providence, Rhode Island 02903

Fax Number: (401) 278-3674

Attention:  Deborah T. Jennings, Senior Vice President

with copies by regular mail or such hand delivery or facsimile transmission to:

Hinckley, Allen & Snyder, LLP

50 Kennedy Plaza

Suite 1500

Providence, Rhode Island 02903

Fax Number: (401) 277-9600

Attention:  Matthew T. Marcello, III, Esq.

If to any other Lender to the address set forth on Exhibit E.

Any such addressee may change its address and/or fax number for such notices to such other address or fax number in the United States as such addressee shall have specified by written notice given as set forth above.  All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of:  (i) if sent by such certified or registered mail, on the earlier of the third Business Day following the date of postmark or on the date of actual receipt as evidenced by the return receipt, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if facsimile transmission is a permitted means of giving notice, upon receipt during customary business hours on a Business Day as evidenced by confirmation; provided, however, that any notice, request or demand to or upon Agent or Lenders pursuant to Section 2, Section 4 or Section 5 of this Agreement shall be effective until received by Agent or Lenders as the case may be.  Any notice delivered outside of the customary business hours on a Business Day shall be deemed received on the next Business Day.

13.9                            Agent’s or Lenders’ Consent.  Whenever Agent’s or Lenders’ consent is required to be obtained under any Loan Documents as a condition to any action,

inaction, condition or event, Agent or Lenders, as the case may be, shall be authorized to give or withhold such consent in their sole and absolute discretion without regard to reasonableness (unless otherwise expressly provided herein) and to condition their consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

13.10                      Time of Essence.  Time is of the essence with respect to each of the Loan Documents and payment and performance of the obligations thereunder.

13.11                      Entire Agreement. The Loan Documents embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

13.12                      Interpretation; Integration.

(a)  No provision in any of the Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

(b)  This Loan Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Loan Agreement and the other Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Loan Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Loan Agreement or the other Loan Documents.

13.13                      No Preservation or Marshaling.  Borrower agrees that neither Agent nor either Lender shall have any obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person.

13.14                      Governing Law; Consent to Forum.

(a)                                   GOVERNING LAW.  THE LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN PROVIDENCE, RHODE ISLAND, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND WITHOUT RESORT TO THAT STATE’S CONFLICT OF LAWS RULES; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN RHODE ISLAND, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S OR LENDERS’ LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OR LENDERS’ OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH

THE LAWS OF RHODE ISLAND.

(b)                                            CONSENT TO FORUM AND SERVICE OF PROCESS.  AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT (EXCEPT AS OTHERWISE MANDATORILY REQUIRED BY APPLICABLE LAW IN ORDER TO ENFORCE AGENT’S OR LENDERS’ RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS) THE SUPERIOR COURT OF PROVIDENCE COUNTY, RHODE ISLAND OR, AT AGENT’S OR BORROWER’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF RHODE ISLAND, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING TO THE LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED THERETO.  BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

13.15                                                Waivers by Borrower.  EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN, BORROWER WAIVES (A) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR LENDERS ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR LENDERS MAY DO IN THIS REGARD; (B) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR OBTAINING ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR LENDERS TO EXERCISE ANY OF THEIR REMEDIES; (C) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (D) ANY RIGHT BORROWER MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE AGENT OR LENDERS TO TERMINATE THEIR SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF BORROWER UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, EXCLUDING, HOWEVER THE

TERMS OF THIS AGREEMENT THAT PERTAIN TO CLAIMS OF INDEMNITY THAT ARE UNMATURED AS OF THE DATE OF TERMINATION OF THIS AGREEMENT; AND (E) NOTICE OF ACCEPTANCE HEREOF.  BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND LENDERS’ ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN FUTURE DEALINGS WITH BORROWER.  BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.16                                                JURY TRIAL WAIVER.  BORROWER, AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, AGENT AND LENDERS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

13.17                      DTPA WAIVER.  IF IT EVER SHOULD BE DETERMINED BY A COURT OF COMPETENT JURISDICTION THAT THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (TEXAS BUS. & COM. CODE ANN. SECTION 17.01 ET SEQ. (VERNON SUPP. 1987)), IS APPLICABLE TO THIS TRANSACTION, BORROWER HEREBY WAIVES ALL PROVISIONS OF SUCH ACT OTHER THAN SECTION 17.555 THEREOF PERTAINING TO CONTRIBUTION AND INDEMNITY, AND BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT BORROWER (A) HAS ASSETS OF $5,000,000 OR MORE, (B) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BORROWER TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION, (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDERS AND (D) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

13.18                              Oral Agreements Ineffective.  IN NO EVENT SHALL ANY ORAL AGREEMENTS, PROMISES, ACTIONS, INACTIONS, KNOWLEDGE, COURSE OF CONDUCT, COURSE OF DEALINGS OR THE LIKE BE EFFECTIVE TO AMEND, TERMINATE, EXTEND OR OTHERWISE MODIFY THIS LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.19                           Limitations on Claims Against Agent or Lenders.

13.19.1                                                    Borrower Must Notify.  Neither Agent nor any Lender shall be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent or such Lender within sixty (60) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or such Lender does not remedy or cure the default, if any there be, with reasonable promptness thereafter.  Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the authorized representatives identified on Exhibit C hereto.

13.19.2                                                    Remedies.  If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any Lender breached any of their obligations under the Loan Documents and have not remedied or cured the same with reasonable promptness following notice thereof, Agent or such Lenders’ responsibilities shall be limited to the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.

13.19.3                                                    Limitations.  Except as prohibited by law, Borrower hereby waives any right it may have to claim or recover against Agent or any Lender in any litigation any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Borrower certifies that no representative, agent or attorney of Agent or any Lender has represented, expressly or otherwise, that Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waiver.  In no event shall Agent or any such Lender be liable to Borrower or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent or any such Lender within the time period specified above.

13.20                           Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower under the Loan Documents shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower may have at any time against the Agent or any Lender whether in connection with the Loan or any unrelated transaction.

13.21                              Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of Borrower, Agent, Lenders and their respective successors and assigns; provided, however, the Borrower may not sell, assign or transfer any of its rights or obligations under any of the Loan Documents or any monies due thereunder, or any interest therein without the prior written consent of each of the Lenders.

13.22                              Limitations on Recourse.  Notwithstanding anything to the contrary contained in this Loan Agreement, the Notes or any of the other Loan Documents, except for the obligations of the Servicer or any other parties expressly set forth in the Servicer Indemnity Agreement and any of the other Loan Documents which have been executed by the Servicer or any such other parties, the recourse of Agent and Lenders under and with respect to the Loan Documents shall be limited solely to the Borrower, the Collateral and all other assets now or hereafter owned by Borrower or in which Borrower has an interest, and neither the Servicer nor any Member of Borrower shall have any other liability to Agent or Lenders under or with respect to the Loan or the Loan Documents, whether directly or indirectly, whether by contract or by operation of law and whether in their respective capacities as a Member of Borrower or otherwise; it being understood that the foregoing shall in no way relieve Servicer or any other parties to the Servicer Indemnity Agreement from being fully liable to Agent and Lenders for the payment and performance of all of their respective liabilities and obligations under the Servicer Indemnity Agreement and shall in no way relieve Servicer or any such other parties from being fully liable to Agent and Lenders for the payment, performance and observance of all of their respective obligations under each of the Loan Documents which have been executed by Servicer or any such other party, but only as and to the extent expressly provided therein.

13.23                      Non-Covered Entities.  Agent and Lenders have agreed that Borrower may transfer its ownership interest in FH Golf Properties I, Inc. to an Affiliate of Borrower or may dissolve FH Golf Properties I, Inc. and that no provision of this Agreement shall be applicable to FH Golf Properties I, Inc., whether the ownership of such Person is transferred or such entity is dissolved prior to or after the Closing.  It is further agreed that FH Golf Properties I, Inc. is not an REO Affiliate for purposes of this Agreement and is an Excluded Asset.

13.24                      USA Patriot Act Notice.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify

Borrower in accordance with the Patriot Act.

[Rest of page intentionally left blank; signature(s) on following page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

WITNESS:	BORROWER:

FH Partners LLC,
a limited liability company

By:
Print Name:	James C. Holmes
Executive Vice President

AGENT AND LENDER:

BANK OF AMERICA, N.A.,
as Agent and as a Lender

By:
Print Name:	Deborah T. Jennings
Senior Vice President

STATE OF TEXAS

COUNTY OF MCLENNAN

In Waco in said County and State on the      day of December, 2011, before me personally appeared James C. Holmes, an Executive Vice President of FH Partners LLC, to me known and known by me to be the party executing the foregoing instrument and he acknowledge said instrument by him executed to be his free act and deed, his free act and deed in his capacity as aforesaid, the free act and deed of FH Partners LLC.

Notary Public
Print Name:
My commission expires: